AGREEMENT AND PLAN OF MERGER
AMONG
SYMBOL ACQUISITION, L.L.C.
SYMBOL MERGER SUB, INC.
AND
SYMBION, INC.
Dated as of April 24, 2007

i

ii

AGREEMENT AND PLAN OF MERGER
     THIS AGREEMENT AND PLAN OF MERGER, dated as of April 24, 2007 (this “Agreement”), is made and entered into by and among Symbol Acquisition, L.L.C., a Delaware limited liability company (“Parent”), Symbol Merger Sub, Inc., a Delaware corporation (“Acquisition”), and Symbion, Inc., a Delaware corporation (the “Company”).
RECITALS
     WHEREAS, the Board of Directors of each of Parent, Acquisition and the Company (in the case of the Company acting on the approval and the recommendation of a special committee (the “Special Committee”) formed for the purpose of representing the Company in connection with the possible transactions contemplated hereby) has deemed it advisable and in the best interests of their respective stockholders for Acquisition to merge with and into the Company (the “Merger”) pursuant to Section 251 of the Delaware General Corporation Law (the “DGCL”) upon the terms and subject to the conditions set forth herein;
     WHEREAS, the Board of Directors of each of Parent, Acquisition and the Company has each adopted resolutions approving and declaring advisable this Agreement, the Merger and the transactions contemplated by this Agreement;
     WHEREAS, concurrently with the execution of this Agreement, and as a condition to the willingness of the Company to enter into this Agreement, Crestview Capital Partners, L.P. (“Guarantor”) has provided the Company with an executed copy of its limited guarantee (the “Guarantee”); and
     WHEREAS, Parent, Acquisition and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.
AGREEMENT
     NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein contained, the parties hereto, intending to be legally bound, hereby agree as follows:
ARTICLE I
THE MERGER
     1.1. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, Acquisition shall be merged with and into the Company at the Effective Time. At the Effective Time, the separate corporate existence of Acquisition shall cease and the Company shall continue as the surviving corporation under the name “Symbion, Inc.” (the “Surviving Corporation”) and shall succeed to and assume all of the rights and obligations of the Company and Acquisition in accordance with the DGCL.

     1.2. Closing. Unless this Agreement shall have been terminated and the Merger shall have been abandoned pursuant to Section 7.1, the consummation of the Merger (the “Closing”) shall take place as promptly as practical following the satisfaction or waiver of all of the conditions (other than those conditions which by their nature are to be satisfied at Closing) set forth in Article VI (and, in any event, not more than two business days following the satisfaction or waiver of all such conditions, subject to the last paragraph of Section 6.1), at the offices of Akin Gump Strauss Hauer & Feld LLP, 590 Madison Avenue, New York, New York 10022, unless another date, time or place is agreed to in writing by the parties hereto. The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date”.
     1.3. Effective Time of the Merger. At Closing, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware as provided in the DGCL. The Merger shall become effective upon such filing or at such time thereafter as Parent, Acquisition and the Company shall agree and specify in the Certificate of Merger (the “Effective Time”).
     1.4. Effects of the Merger.
     (a) The Merger shall have the effects set forth in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses and authorities of the Company and Acquisition shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions and duties of each of the Company and Acquisition shall become the debts, liabilities, obligations, restrictions and duties of the Surviving Corporation.
     (b) The directors of Acquisition and the officers of the Company immediately prior to the Effective Time shall, from and after the Effective Time, be the initial directors and officers, respectively, of the Surviving Corporation until their successors have been duly elected or appointed and qualified, or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s certificate of incorporation and bylaws.
     (c) At the Effective Time, (i) the Certificate of Incorporation of the Company shall be amended in its entirety to be the same as the Certificate of Incorporation of Acquisition as in effect immediately prior to the Effective Time, except that the name of the Surviving Corporation shall be “Symbion, Inc.” and the provisions relating to the Company’s registered agent and indemnification and advancement of expenses and exculpation from liability in the Certificate of Incorporation of the Company shall be unchanged from that in effect as of the date hereof, and, as so amended, shall be the Certificate of Incorporation of the Surviving Corporation following the Effective Time until thereafter amended in accordance with its terms and the DGCL, and (ii) the Bylaws of the Surviving Corporation shall be amended so as to read in their entirety as the Bylaws of Acquisition as in effect immediately prior to the Effective Time, except that the references to Acquisition’s name shall be replaced by references to “Symbion, Inc.” and, as so amended, shall be the Bylaws of the Surviving Corporation following the Effective Time until thereafter amended in accordance with its terms, the Certificate of Incorporation of the Surviving Corporation and the DGCL.

ARTICLE II
EFFECT OF THE MERGER ON THE OUTSTANDING SECURITIES
OF THE COMPANY AND ACQUISITION; EXCHANGE PROCEDURES
     2.1. Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the Company, Acquisition, the holder of any shares of common stock, par value $.01 per share, of the Company (the “Company Common Stock”), the holder of any limited liability company interests of Parent, or the holder of any shares of common stock, par value $.01 per share, of Acquisition (“Acquisition Common Stock”):
     (a) Common Stock of Acquisition. Each share of Acquisition Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation with the same rights, powers and privileges as the shares so converted.
     (b) Cancellation of Treasury Stock and Company Common Stock Owned by Parent or Acquisition. Each share of Company Common Stock that is owned by Parent or Acquisition or held in the treasury of the Company (collectively, the “Excluded Shares”), shall be canceled and retired and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefor.
     (c) Conversion of Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time, other than Excluded Shares and Dissenting Shares, shall be canceled and converted into the right to receive in cash an amount equal to $22.35 in cash (the “Merger Consideration”).
     (d) Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and that are held by a holder who was entitled to and has validly demanded appraisal rights in accordance with Section 262 of the DGCL (“Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost such holder’s appraisal rights under the DGCL, but instead shall be converted into the right to receive payment from the Surviving Corporation with respect to such Dissenting Shares in accordance with the DGCL. If any such holder shall have failed to perfect or shall have effectively withdrawn or lost such appraisal right pursuant to the DGCL, each Dissenting Share of such holder shall be treated as a share of Company Common Stock that had been converted as of the Effective Time into the right to receive the Merger Consideration in accordance with Section 2.1(c). The Company shall give prompt notice to Parent of any demands, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL received by the Company for appraisal of shares of Company Common Stock, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.
     (e) Cancellation and Retirement of Company Common Stock. As of the Effective Time, all shares of Company Common Stock (other than Dissenting Shares) that are issued and outstanding immediately prior to the Effective Time shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any shares of Company Common Stock (a “Certificate”) being converted into the right to receive the Merger Consideration payable therefor pursuant to Section 2.1(c) shall cease to have any rights with respect to such shares of Company Common Stock, except the right to receive a cash amount equal to the Merger Consideration per share multiplied by the number of shares so represented, to be paid in consideration therefor in accordance with Section 2.2(b).
     (f) Certain Adjustments. In the event that after the date hereof and prior to the Effective Time, solely as a result of a reclassification, stock split (including a reverse stock split), combination or exchange of shares, stock dividend or stock distribution thereon with a record date during such period which in any such event is made on a pro rata basis to all holders of Company Common Stock, there is a change in the number of shares of Company Common Stock outstanding or issuable upon the conversion, exchange or exercise of securities or rights convertible or exchangeable or exercisable for shares of Company Common Stock, then the Merger Consideration shall be equitably adjusted to eliminate the effects of such event.
     2.2. Exchange of Certificates; Paying Agent
     (a) Paying Agent. Prior to the Effective Time, Parent shall (i) appoint a bank or trust company that is reasonably acceptable to the Company (the “Paying Agent”) and (ii) enter into a paying agent agreement, in form and substance reasonably satisfactory to the Company, with such Paying Agent to act as agent for the payment of the Merger Consideration in respect of Certificates upon surrender of such Certificates (or effective affidavits of loss in lieu thereof) in accordance with this Article II from time to time after the Effective Time. At the Effective Time, Parent shall deposit (or cause to be deposited) with the Paying Agent, for the benefit of the holders of such surrendered Certificates, for use in the payment of the Merger Consideration in accordance with this Article II, as needed, cash sufficient to make all payments pursuant to Section 2.1(c) (such cash consideration being hereinafter referred to as the “Merger Fund”). The Paying Agent shall, pursuant to irrevocable instructions of the Surviving Corporation given on the Closing Date, make payments of the Merger Consideration out of the Merger Fund. The Merger Fund shall not be used for any other purpose.
     (b) Exchange Procedures. Promptly after the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail or deliver to each Person who was, at the Effective Time, a holder of record of Company Common Stock and whose shares are being converted into the Merger Consideration pursuant to Section 2.1(c) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates (or effective affidavits of loss in lieu thereof) to the Paying Agent, and shall otherwise be in a form and have such other provisions as the Surviving Corporation may reasonably specify) containing instructions for use by holders of Company Common Stock to effect the exchange of their shares of Company Common Stock for the Merger Consideration as provided herein. Upon surrender to the Paying Agent of such Certificate or Certificates (or effective affidavits of loss in lieu thereof) and such letter of transmittal duly executed and completed in accordance with the instructions thereto (together with such other documents as the Paying Agent may reasonably request) (or, if such shares are held in book-entry or other uncertificated form, upon the entry through a book-entry transfer agent of the surrender of such shares of Company Common Stock on a book-entry account statement (it being understood that any references herein to “Certificates” shall be deemed to include references to book-entry account statements relating to the ownership of shares of Company Common Stock)), be entitled to payment of an amount of cash (payable by check or wire transfer, at the election of the Surviving Corporation) equal to the Merger Consideration multiplied by the number of shares of Company Common Stock represented by such Certificate or Certificates. The Paying Agent shall accept such Certificates upon compliance with such reasonable terms and conditions as the Paying Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. If payment is to be remitted to a Person other than the Person in whose name the Certificate surrendered for payment is registered, it shall be a condition of such payment that the Certificate so surrendered shall be properly endorsed, with signature guaranteed, or otherwise in proper form for transfer and that the Person requesting such payment shall pay to the Paying Agent any transfer or other taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate so surrendered, or shall establish to the satisfaction of the Paying Agent that such tax either has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2(b), at any time after the Effective Time, each Certificate shall be deemed to represent only the right to receive the Merger Consideration payable for the shares represented thereby upon such surrender as contemplated by Section 2.1. No interest will be paid or will accrue on any cash payable as Merger Consideration.
     (c) No Further Ownership Rights in Company Common Stock Exchanged for Cash. All cash paid upon the surrender for exchange of Certificates representing shares of Company Common Stock in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock exchanged for cash theretofore represented by such Certificates, and after the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for transfer, they shall be canceled and exchanged as provided in this Article II.
     (d) Termination of Merger Fund. Any portion of the Merger Fund which remains undistributed to the holders of Certificates for twelve months after the Effective Time shall be delivered to the Surviving Corporation upon demand, and any holders of Certificates who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation and only as general creditors thereof for payment of the Merger Consideration, subject to escheat and abandoned property and similar Laws.
     (e) No Liability. None of Parent, Acquisition, the Surviving Corporation or the Paying Agent shall be liable to any Person in respect of any cash from the Merger Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any amounts remaining unclaimed by holders of shares of Company Common Stock immediately prior to the time when the amounts would otherwise escheat to or become property of any Governmental Entity shall become, to the extent permitted by applicable Law, the property of Parent, free and clear of any claims or interest of any Person previously entitled thereto.
     (f) Investment of Merger Fund. The Paying Agent shall invest any cash in the Merger Fund, as directed by the Surviving Corporation; provided, however, that (i) no such investment or losses thereon shall affect the Merger Consideration payable to the holders of Company Common Stock and following any losses Parent shall promptly provide (or cause to be provided) additional funds to the Paying Agent for the benefit of the stockholders of the Company in the amount of any such losses and (ii) such investments shall be in short-term obligations of the United States of America with maturities of no more than 30 days or guaranteed by the United States of America and backed by the full faith and credit of the United States of America or in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively. Any interest and other income resulting from such investments shall be paid to the Surviving Corporation.
     (g) Withholding Rights. The Surviving Corporation or the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock or Restricted Shares such amounts as the Surviving Corporation or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the “Code”), or any provision of state, local or foreign tax Law. To the extent that amounts are so deducted and withheld by the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation or the Paying Agent.
     (h) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable pursuant to this Agreement.

     2.3. Effect of the Merger on Company Stock Options and Restricted Shares.
     (a) At, or immediately prior to, the Effective Time the Board of Directors of the Company or any committee administering each of the Company’s equity-based compensation or stock option plans (collectively, the “Stock Plans”) shall use its reasonable best efforts to obtain any consents necessary so that all outstanding options (whether or not then vested) to acquire shares of Company Common Stock under the Stock Plans (the “Company Stock Options”) heretofore granted under any Stock Plan shall become fully vested and exercisable at the Effective Time and any Company Stock Options which have not been exercised immediately, prior to the Effective Time shall be canceled in exchange for the right to receive a cash payment by the Surviving Corporation of an amount equal to (i) the excess, if any, of (x) the Merger Consideration over (y) the exercise price per share of Company Common Stock subject to such Company Stock Option, multiplied by (ii) the number of shares of Company Common Stock subject to such Company Stock Option. Payment of the amount contemplated hereunder shall be made at the Effective Time.
     (b) At, or immediately prior to, the Effective Time the Board of Directors of the Company or any committee administering each of the Stock Plans shall use its reasonable best efforts to obtain any consents necessary so that each share of Company Common Stock granted subject to vesting or other lapse restrictions pursuant to any Stock Plan (collectively, “Restricted Shares”) which is outstanding immediately prior to the Effective Time (except with respect to Restricted Shares that the holders thereof and Parent shall have otherwise agreed) shall vest and become free of such restrictions as of the Effective Time to the extent provided by the terms thereof (as such plans may be amended prior to the Effective Time in accordance with the terms hereof) and, at the Effective Time, the holder thereof shall, subject to this Article II, be entitled to receive the Merger Consideration with respect to each such Restricted Share in accordance with Section 2.1(b).
     (c) The Surviving Corporation shall be entitled to deduct and withhold from the amounts otherwise payable pursuant to this Section 2.3 to any holder of Company Stock Options such amounts as the Surviving Corporation is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax Law. To the extent that amounts are so deducted and withheld by the Surviving Corporation, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Stock Options in respect of which such deduction and withholding was made by the Surviving Corporation.
ARTICLE III
REPRESENTATIONS AND WARRANTIES
     3.1. Representations and Warranties of the Company. The Company hereby represents and warrants to Parent and Acquisition that, except as set forth in the Company Disclosure Schedule delivered by the Company to Parent and Acquisition concurrently with entering into this Agreement (it being agreed that disclosure of any item in any section or subsection of the Company Disclosure Schedule shall be deemed to be disclosed with respect to any other section or subsection to which the relevance of such disclosure is reasonably apparent) (the “Company Disclosure Schedule”) or, subject to Section 9.15, as disclosed in the Company SEC Documents filed prior to the date of this Agreement:
     (a) Organization, Standing and Power. Each of the Company, its Subsidiaries and, to the Company’s knowledge, its Joint Ventures is a corporation, partnership or a limited liability company duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization (with respect to jurisdictions that recognize the concept of good standing) and has all requisite corporate, partnership or limited liability company power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where any such failure to be so organized, existing and in good standing or to have such power or authority would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Company, its Subsidiaries and, to the Company’s knowledge, its Joint Ventures is duly qualified or licensed to do business as a foreign corporation, partnership or limited liability company and in good standing to conduct business (with respect to jurisdictions that recognize the concept of good standing) in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification or licensing necessary, other than in such jurisdictions where the failure to so qualify or be licensed to do business as a foreign corporation, partnership or limited liability company or to be in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has heretofore made available to Parent and Acquisition (or Parent and Acquisition have otherwise had access to) and Acquisition complete and correct copies of the certificates of incorporation and bylaws (or other organizational documents, as applicable) of the Company and each of its Subsidiaries and, to the Company’s knowledge, Joint Ventures.
     (b) Capital Structure.
     (i) The Company. The authorized capital stock of the Company consists of (1) 225,000,000 shares of Common Stock, par value $.01 per share (the “Company Common Stock”), and (2) 10,000,000 shares of Preferred Stock, par value $.01 per share (the “Preferred Stock”), of which 500,000 shares are designated as Series A Junior Participating Preferred Stock (“Series A Junior Preferred Stock”). As of the close of business on April 20, 2007 (the “Capitalization Date”), 21,829,328 shares of Company Common Stock were issued and outstanding (including 146,439 Restricted Shares); 0 shares of Preferred Stock were issued and outstanding; 0 shares of Company Common Stock were held in the Company’s treasury; 2,194,722 shares of Company Common Stock were reserved for issuance pursuant to the outstanding Company Stock Options; 236,492 shares of Company Common Stock were reserved for future issuance under the Company ESPP; and there were outstanding rights (“Rights”) with respect to one one-thousandths of a share of Series A Junior Preferred Stock of the Company under the Rights Agreement dated as of February

6, 2004 between the Company and Computershare Trust Company, N.A., as successor to SunTrust Bank, as rights agent (the “Rights Agreement”); and 57,300 warrants were outstanding to acquire shares of Common Stock. Since the Capitalization Date, no shares of capital stock of the Company and no other securities directly or indirectly convertible into, or exchangeable or exercisable for, capital stock of the Company have been issued, other than shares of Company Common Stock issued upon the exercise of Company Stock Options outstanding on the Capitalization Date. Except as set forth above or with respect to the Rights, the Company ESPP or Stock Plans, there are no outstanding shares of capital stock of the Company or securities, directly or indirectly, convertible into, or exchangeable or exercisable for, shares of capital stock of the Company or any outstanding “phantom” stock, “phantom” stock rights, stock appreciation rights, restricted stock awards, dividend equivalent awards, or other stock-based awards. Except as set forth above or with respect to the Rights, the Company ESPP or Stock Plans, there are no puts, calls, rights (including preemptive rights), commitments or agreements (including employment, termination and similar agreements) to which the Company is a party or by which it is bound, the Company to issue, deliver, sell, purchase, redeem or acquire, any equity securities of the Company or securities convertible into, or exercisable or exchangeable for equity securities of the Company. All outstanding shares of capital stock of the Company are validly issued, fully paid and nonassessable and are not subject to preemptive rights. Section 3.1(b)(i) of the Company Disclosure Schedule sets forth a complete and correct list of each outstanding Company Stock Option and rights under the Company ESPP (but not including stock purchased through the Company ESPP by payroll deductions) to purchase shares of Company Common Stock, including the holder, date of grant, exercise price, vesting schedule for options granted prior to January 1, 2007, and number of shares of Company Common Stock subject thereto.
     (ii) Agreements Relating to Capital Stock. Except as set forth in this Agreement, there are not as of the date hereof any stockholder agreements, voting trusts or other agreements or understandings to which the Company is a party or by which it is bound relating to the voting of any shares of the capital stock of the Company. The Company is not a party to any registration rights agreements, stockholders’ agreements or voting agreements.
     (iii) Subsidiaries and Joint Ventures. Section 3.1(b)(iii) of the Company Disclosure Schedule sets forth, as of the date hereof, the name of each Subsidiary of the Company, and, with respect to each, the jurisdiction in which it is incorporated or organized, the jurisdictions, if any, in which it is qualified to do business, the number of its authorized equity interests, the number and class of equity interests thereof duly issued and outstanding, the number of equity interests owned by the Company and the Company’s percentage interest therein. Section 3.1(b)(iii) of the Company Disclosure Schedule sets forth, as of the date hereof, the name of each Joint Venture of the Company, and, with respect to each, the jurisdiction in which it is incorporated or organized and the number of equity interests owned by the Company. All outstanding shares of capital stock of, or other ownership interests in, the Subsidiaries and the Joint Ventures of the Company that are owned, directly or indirectly, by the Company are free and clear of all pledges, liens, hypothecations, claims, charges, security interests or other encumbrances of any kind (collectively, “Liens”) other than Permitted Liens. All such issued and outstanding shares of capital stock or other ownership interests are validly issued, fully paid and nonassessable There are no outstanding securities directly or indirectly convertible into, or exchangeable or exercisable for, shares of capital stock of or equity interests in any Subsidiary or, to the Company’s knowledge, Joint Venture of the Company or any outstanding “phantom” stock, “phantom” stock rights, stock appreciation rights, restricted stock awards, dividend equivalent awards, or other stock-based awards. There are no puts, calls, preemptive rights, commitments or agreements to which the Company or any of its Subsidiaries or Joint Ventures is a party or by which it is bound, in any case obligating the Company or any of its Subsidiaries or, to the Company’s knowledge, Joint Ventures to issue, deliver, sell, purchase, redeem or acquire, any equity securities of any Subsidiary or Joint Venture of the Company or securities convertible into, or exercisable or exchangeable for equity securities of any Subsidiary or Joint Venture of the Company.
     (c) Authority; No Violations; Consents and Approvals.
     (i) The Company has all requisite corporate power and authority to enter into this Agreement and, subject to the adoption of this Agreement by the holders of a majority of the shares of Company Common Stock outstanding and entitled to vote thereon (such vote being hereinafter referred to as the “Required Vote”) (the “Company Stockholder Approval”), to perform its obligations under this Agreement. The Company’s execution and delivery of this Agreement and, subject to the Company Stockholder Approval, the consummation of the transactions contemplated hereby by the Company have been duly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly executed and delivered by the Company and, assuming the due execution and delivery of this Agreement by Parent and Acquisition, constitutes the valid and binding obligation of the Company enforceable against the Company in accordance with its terms except as the enforcement hereof may be limited by (A) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws now or hereafter in effect relating to creditors’ rights generally and (B) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity). At a meeting duly called and held, the Company’s Board of Directors, upon the unanimous approval and recommendation of the Special Committee to this same effect, has (i) unanimously determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of the Company’s stockholders, (ii) unanimously approved and adopted this Agreement and the transactions contemplated hereby and (iii) unanimously resolved (subject to Section 5.2) to recommend approval and adoption of this Agreement by its stockholders.

     (ii) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by the Company will not (A) conflict with or violate any provision of the certificate or articles of incorporation or bylaws (or other organizational documents) of (x) the Company or (y) any of its Subsidiaries or, to the Company’s knowledge, Joint Ventures, (B) conflict with, or result in any breach or violation of, or default under, or the loss of any benefit under, or give rise to a right of termination, cancellation, modification or acceleration of any obligation under, or the creation of any Lien under (any of the foregoing, a “Violation”), any loan or credit agreement, note, bond, mortgage, deed of trust, indenture, lease, Company Plan, Company Permit or other agreement, obligation, instrument, concession, franchise or license to which the Company or any Subsidiary or, to the Company’s knowledge, Joint Venture (to the extent that the lender thereunder is not the Company or any of its Subsidiaries) of the Company is a party or by which any of their respective properties or assets are bound, (C) assuming that all consents, approvals, authorizations and other actions described in Section 3.1(c)(iii) have been obtained and all filings and other obligations described in Section 3.1(c)(iii) have been made or fulfilled, conflict with or violate any Laws or Orders applicable to the Company or any of its Subsidiaries or, to the Company’s knowledge, Joint Ventures, or their respective properties or assets, except, in the case of clauses (B) and (C) only, for any Violations that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect (which definition shall be read without clause (3) thereof for purposes of this Section 3.1(c)(ii)).
     (iii) No consent, approval, franchise, license, certificate of need, order or authorization of, or registration, declaration or filing with, notice, application or certification to, or permit, inspection, waiver or exemption from any Governmental Entity, is required by or with respect to the Company in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except for (A) compliance with the applicable requirements of the HSR Act, (B) the applicable requirements of the Exchange Act, including the filing of a proxy statement in preliminary form and in definitive form for distribution to the stockholders of the Company in advance of the Special Meeting in accordance with Regulation 14A under the Exchange Act (such proxy statement as amended or supplemented from time to time being hereinafter referred to as the “Proxy Statement”) and a Rule 13e-3 Transaction Statement on Schedule 13E-3 (the “Schedule 13E-3”) relating to the Merger and the transactions contemplated hereby, (C) the filing of the Certificate of Merger and any related documents with the Secretary of State of the State of Delaware and appropriate documents, if any, with the relevant authorities of other states in which the Company does business, (D) compliance with any applicable requirements of state blue sky, securities or takeover Laws or Nasdaq Global Select Market listing requirements, (E) state or local consents, notices and approvals required under applicable Law relating to licenses held in connection with the direct or indirect operation of the Company’s and its Subsidiaries’ businesses, and (F) such other consents, approvals, franchises, licenses, certificates of need, orders, authorizations, registrations, declarations, filings, notices, applications, certifications, permits, waivers and exemptions the failure of which to be obtained or made would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (which definition shall be read without clause (3) thereof for purposes of this Section 3.1(c)(iii)).
     (d) Company SEC Documents.
     (i) The Company has filed all reports, forms, statements, certifications and other documents (including all exhibits, amendments and supplements thereto) required to be filed by it with the SEC since December 31, 2004 (all such forms, reports, statements, certificates and other documents filed since December 31, 2004, with any amendments or supplements thereto, collectively, the “Company SEC Documents”), each of which as finally amended prior to the date of this Agreement, complied, and each Company SEC Document filed subsequent to the date hereof will comply, as to form in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, as of the date filed with the SEC. As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each Company SEC Document filed with the SEC did not, and each such Company SEC Document filed subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated or incorporated by reference therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.
     (ii) The financial statements of the Company included in the Company SEC Documents comply as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q or Regulation S-X of the SEC) and present fairly in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of their respective dates and the consolidated results of operations and the consolidated cash flows of the Company and its consolidated Subsidiaries for the periods presented therein (subject, in the case of the unaudited statements, to the absence of notes and to normal year-end audit adjustments and any other adjustments described therein).
     (iii) Except where the failure to do so would not result in a Company Material Adverse Effect, the management of the Company has (A) established and maintains “disclosure controls and procedures” (as defined in Rule 13a-15(e) promulgated under the Exchange Act) that are designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the chief executive officer and chief financial officer of the Company by others within those entities, which disclosure controls and procedures are reasonably effective in timely alerting the chief executive officer and chief financial officer of the Company to material information required to be included in the Company’s periodic reports required under the Exchange Act, and (B) has disclosed, based on its most recent evaluation prior to the date of this Agreement, to the Company’s outside auditors and the audit committee of the Company’s board of directors (x) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial data and (y) any fraud known to the Company, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. The Company has made available to Parent (or Parent has otherwise had access to) a summary of any material disclosure described in the foregoing Section 3.1(d)(iii) made by the management to the Company’s outside auditors and audit committee since December 31, 2005.
     (iv) There are no outstanding loans or other extensions of credit made by the Company or any of its Subsidiaries to any executive officer (as defined in Rule 3B-7 under the Securities Act) or director of the Company. The Company has not, since the enactment of the Sarbanes-Oxley Act of 2002, taken any action prohibited by Section 402 of the Sarbanes-Oxley Act of 2002 which action would reasonably be expected to result in a Company Material Adverse Effect.
     (e) Information Supplied. The Proxy Statement and, to the extent required, the Schedule 13E-3 will not on the date the Proxy Statement is first mailed to the holders of the Company Common Stock or on the date (the “Meeting Date”) of the related Special Meeting (or at the time of any amendment or supplement thereof), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement and Schedule 13E-3 will comply as to form, in all material respects, with the applicable provisions of the Exchange Act. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to the information supplied or to be supplied by Parent or Acquisition (or their respective affiliates) for inclusion or incorporation by reference in the Proxy Statement.
     (f) Compliance. Each of the Company, its Subsidiaries and, to the Company’s knowledge, its Joint Ventures and their respective businesses has been since December 31, 2004 and is in compliance with all applicable Laws, with such exceptions as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
     (g) Company Permits. The Company, its Subsidiaries and, to the Company’s knowledge, its Joint Ventures, hold all of the permits, licenses, variances, exemptions, orders, franchises, authorizations, rights, registrations, certifications, accreditations and approvals of Governmental Entities that are necessary for the lawful conduct of the businesses of the Company, its Subsidiaries (each a “Company Permit”) and its Joint

Ventures, and are in compliance (to the Company’s knowledge with respect to the Joint Ventures) with the terms thereof, except where the failure to hold such Company Permit or to be in compliance with the terms thereof would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
     (h) Litigation; Inspections and Investigations, etc. As of the date hereof, there is no claim, suit, action, arbitration, mediation, audit, investigation, review, inquiry or other proceeding of or before a Governmental Entity in any forum pending against the Company or any of its Subsidiaries or Joint Ventures or, to the Company’s knowledge, threatened, against the Company, any of its Subsidiaries or Joint Ventures, or, to the Company’s knowledge, any present or former officer, director or employee of the Company or any of its Subsidiaries or Joint Ventures for which the Company or its Subsidiaries are responsible for the damages therefor (“Company Litigation”), except for any Company Litigation the resolution of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. There is no Order outstanding against the Company or any of its Subsidiaries or Joint Ventures or affecting any of their properties, assets or business operations, in each case, the operation or effect of which would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
     (i) Taxes. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) the Company and each of its Subsidiaries (A) has filed with the appropriate taxing authority all Tax Returns required to be filed by it, or requests for extensions to file such Tax Returns have been timely filed and granted and have not expired, and such Tax Returns are true, correct and complete in all respects; (B) has paid in full (or the Company has paid on its behalf) or made adequate provision in accordance with GAAP in the Company’s accounting records for all Taxes for all past and current periods for which the Company or any of its Subsidiaries is liable; and (C) has complied with all applicable Laws relating to the payment and withholding of Taxes and has timely withheld from employee wages and paid over to the proper governmental entities all amounts required to be so withheld and paid over; (ii) the most recent financial statements contained in the Company SEC Documents filed prior to the date hereof reflect adequate reserves in accordance with GAAP for all Taxes payable by the Company and its Subsidiaries with respect to all taxable periods and portions thereof ended on or before the period covered by such financial statements; (iii) no United States federal, or state, local or foreign tax audits or other administrative proceedings or other court proceedings are currently pending with respect to the Company or any of its Subsidiaries; (iv) no deficiencies for any Taxes have been proposed, asserted or assessed in writing, or to the knowledge of any of the directors or officers (and employees responsible for Tax matters) of the Company or any of its Subsidiaries, threatened against the Company or any of its Subsidiaries (including, without limitation, any deficiency with respect to any jurisdiction in which the Company or any of its Subsidiaries does not currently file Tax Returns) pursuant to any such audit or proceeding involving the Company or any of its Subsidiaries; (v) to the Company’s knowledge, none of the Company or any of its Subsidiaries has any liability for the Taxes of any Person (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state or local law), as a transferee or successor, by contract or otherwise; (vi) neither the Company nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among the Company and its Subsidiaries); (vii) none of the Company or, to the Company’s knowledge, any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any change in method of accounting for a taxable period ending on or prior to the Closing Date under Section 481(c) of the Code (or any similar provision of state or local law) except to the extent required by the consummation of the transactions provided for in this Agreement; (viii) during the five-year period ending on the date hereof, neither the Company nor any of its Subsidiaries was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code; and (ix) to the Company’s knowledge, neither the Company nor any of its Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulation section 1.6011-4(b)(1). As used in this Agreement (i) the term “Taxes” means all United States federal, state or local or foreign income, franchise, property, sales, use, ad valorem, payroll, social security, unemployment, assets, value added, withholding, excise, severance, transfer, employment, alternative or add-on minimum and other taxes, charges, fees, levies, imposts, duties, license and governmental fees or other like assessments including obligations for withholding taxes from payments due or made to any other person, together with any interest, penalties, fines or additional amounts imposed by any taxing authority or additions to tax and (ii) the term “Tax Returns” means returns, reports, forms and other documentation (including any additional supporting material and any amendments or supplements) required to be filed with any governmental authority of the United States or any other relevant jurisdiction responsible for the imposition or collection of Taxes, including any information returns, claims for refunds, amended returns, or declarations of estimated Taxes.
     (j) Pension and Benefit Plans; ERISA.
     (i) Section 3.1(j)(i) of the Company Disclosure Schedule sets forth a correct and complete list of each material “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and each other material employment, severance or similar contract, plan, arrangement or policy and each other material plan or arrangement providing for compensation, bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements) health or medical benefits, employee assistance program, disability or sick leave benefits, workers’ compensation, supplemental benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) or similar material plan or program administered, contributed to, sponsored or maintained by the Company or any of its Subsidiaries within the three year period ending on the date of this Agreement for the benefit of any current or former employee or director of the Company or any of its Subsidiaries (collectively, the “Company Employees”), or with respect to which the Company or, to the Company’s knowledge, any of its Subsidiaries has any liability (such plans, programs, policies, agreements and arrangements, collectively, “Company Plans”). With respect to each Company Plan, the Company has made available to Parent or its employees, consultants, agents or advisors a copy thereof together with all amendments and, if applicable, related trust or funding agreements or insurance policies and the most recent annual report (Form 5500 including, if applicable, Schedule B thereto).
     (ii) Except as would not reasonably be expected to have individually or in the aggregate, a Company Material Adverse Effect, each Company Plan has been established and administered in accordance with its terms and in compliance with the applicable provisions of ERISA, the Code, and other applicable laws, rules and regulations. Each Company Plan that is intended to be qualified under Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified and has been so qualified during the period since its adoption, and, to the Company’s knowledge, no event has occurred since the date of such determination that would adversely affect such qualification. Each trust created under any such Plan is exempt from tax under Section 501(a) of the Code and has been so exempt since its creation. The Company has provided or made available to Parent the most recent determination letter of the Internal Revenue Service relating to each such Company Plan.
     (iii) No Company Plan is, and neither the Company nor any of its Subsidiaries or any other entity that would be considered as a single employer with the Company or any of its Subsidiaries under Section 4001(b)(1) of ERISA or Sections 414(b) or (c) of the Code (an “ERISA Affiliate”) has any liability with respect to, contributes to, is obligated to contribute to, or has at any time contributed to or been obligated to contribute to, any Company Plan that is, (A) a “multiemployer plan” (within the meaning of Section 3(37) of ERISA), or (B) any single employer plan or other pension plan subject to Title IV or Section 302 of ERISA or Section 412 of the Code. To the Company’s knowledge, no event has occurred nor does any circumstance exist that has given or could give rise to a liability of the Company or any ERISA Affiliate under Title I or Title IV of ERISA or Chapter 43 of the Code that would be reasonably likely to result in a Company Material Adverse Effect.
     (iv) Section 3.1(j)(iv) of the Company Disclosure Schedule sets forth a correct and complete list of each Company Plan under which the execution, delivery of and performance by the Company of its obligations under the transactions contemplated by this Agreement (i) constitutes an event under any Company Plan or any trust or loan related to any of those plans or agreements that, either by itself or in connection with any other act or event related to the transactions contemplated hereunder, will result in any payment, acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Company Employee, or (ii) results in the triggering or imposition of (x) any restrictions or limitations on the right of the Company or any of its Subsidiaries to amend or terminate any Company Plan, or (y) results in “excess parachute payments” within the meaning of Section 280G(b)(1) of the Code.
     (v) No transaction prohibited by Section 406 of ERISA or Section 4975 of the Code has occurred with respect to any Company Plan which is covered by Title I of ERISA, which transaction has or will cause the Company or any of its Subsidiaries to incur any material liability under ERISA, the Code or otherwise, excluding transactions effected pursuant to and in compliance with a statutory or administrative exemption. The assets of the Company and all of its Subsidiaries are not now, nor will they after the passage of time be, subject to any Lien imposed under Code Section 412(n) by reason of any action, or failure to act, by the Company or any Subsidiary on or prior to the Effective Time.
     (vi) Neither the Company nor any Subsidiary has any current or projected liability in respect of post-employment or post-retirement health or medical or life insurance benefits for any Company Employee, except as required to avoid excise tax under Section 4980B of the Code or pursuant to any individual or group severance arrangement disclosed on Section 3.1(j)(vi) of the Company Disclosure Schedule.
     (k) Absence of Certain Changes or Events. Since December 31, 2006 to the date of this Agreement, (i) each of the Company and, to the Company’s knowledge, its Subsidiaries has conducted its business, in all material respects, only in the ordinary course of business consistent with past practice or as otherwise permitted pursuant to this Agreement, and (ii) there has not been any change, event, condition, circumstance or state of facts, individually or in the aggregate, that would reasonably be expected to have, a Company Material Adverse Effect.
     (l) No Undisclosed Material Liabilities. There are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than (i) liabilities reflected in or reserved against in the Company’s financial statements (together with the related notes thereto) filed with the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2006, (ii) liabilities incurred in connection with the transactions contemplated by this Agreement, (iii) liabilities that were incurred in the ordinary course of business since December 31, 2006, (iv) liabilities that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and (v) liabilities that have been discharged or paid in full prior to the date of this Agreement.
     (m) Opinion of Financial Advisor. The Board of Directors of the Company has received the written opinion of the Financial Advisor that, as of the date hereof, the Merger Consideration to be received by the holders of Company Common Stock in the Merger (other than Parent, Acquisition and their respective subsidiaries and affiliates) is fair from a financial point of view to such holders.

     (n) Vote Required. Assuming the accuracy of the representations set forth in Section 3.2(e), the Required Vote is the only vote of the holders of any class or series of the Company’s capital stock necessary (under applicable Law) to adopt this Agreement and to consummate the Merger and perform the other transactions contemplated hereby.
     (o) Board Recommendation. The Board of Directors of the Company, acting upon the recommendation of the Special Committee, at a duly held meeting has, by the vote of those directors present and not abstaining (i) determined that it is in the best interest of the Company and its stockholders (other than holders of shares of Company Common Stock that are affiliates of Parent), and declared it advisable, to enter into this Agreement, (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and (iii) resolved to recommend that the stockholders of the Company approve the adoption of this Agreement and directed that such matter be submitted for consideration of the stockholders of the Company at the Special Meeting.
     (p) Contracts. The Company has made available to Parent (or Parent has otherwise had access to) correct and complete copies of each contract, agreement, commitment, lease, license, arrangement, instrument or obligation, whether written or oral (a “Contract”) to which the Company or any of its Subsidiaries is a party or by which the Company, any of its Subsidiaries or any of their respective properties or assets (excluding Joint Venture properties or assets) is bound, as of the date hereof, that:
     (i) would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K promulgated under the Securities Act or disclosed by the Company on a current report on Form 8-K that has not been filed or incorporated by reference in the Company SEC Documents;
     (ii) contain covenants that limit the freedom of the Company or any of its Subsidiaries (or which, following the consummation of the Merger, would restrict the ability of the Surviving Corporation) to compete in any business or with any Person or in any area;
     (iii) relates to the formation, creation, management or control of any material partnership, limited liability company or other Joint Venture;
     (iv) relates to indebtedness for borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset), except any such agreement with an aggregate outstanding principal amount not exceeding $1,000,000; and
     (v) relates to the acquisition or disposition, directly or indirectly (by merger or otherwise), of all or substantially all of the assets or capital stock or other equity interests of another Person for aggregate consideration under such contract in excess of $2,500,000.
Each contract of the type described in clauses (i) through (v) above is referred to herein as a “Material Contract.”

Except for matters that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (A) none of the Company or, to the Company’s knowledge, any of its Subsidiaries is in breach or default under Material Contract, (B) to the Company’s knowledge, none of the other parties to any such Material Contract is in breach or default thereunder and (C) neither the Company nor, to the Company’s knowledge, any of its Subsidiaries has received any written notice of the intention of any party to terminate or cancel any such Material Contract.
     (q) Affiliate Contracts and Affiliated Transactions. Except for this Agreement and the Merger, there are no transactions, or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions, or series of related transactions, between the Company or any of its Subsidiaries, on the one hand, and the Company’s affiliates, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.
     (r) Rights Agreement Amendment. The Company has entered into an amendment to the Rights Agreement pursuant to which the Rights Agreement and the Rights will not be applicable to this Agreement, the Merger and the transactions contemplated hereby.
     (s) Antitakeover Statutes. Assuming the accuracy of the representations set forth in Section 3.2(e), no “fair price,” “moratorium,” “control share acquisition” or other similar antitakeover statute or regulation enacted under any U.S. state Law (with the exception of Section 203 of the DGCL) or federal Law applicable to the Company or its Subsidiaries is applicable to the Merger or the other transactions contemplated hereby, and the Board of Directors of the Company has taken all action necessary such that the restrictions on business combinations contained in Section 203 of the DGCL will not apply to the Merger and the other transactions contemplated by this Agreement.
     (t) Insurance. Section 3.1(t) of the Company Disclosure Schedule lists, as of the date hereof, the material insurance policies maintained by the Company and its Subsidiaries during the past 4 years. There is no material claim by the Company or its Subsidiaries pending under any of such policies or bonds as to which coverage has been denied or disputed by the underwriters of such policies or bonds.
     (u) Environmental Matters. Notwithstanding anything to the contrary in Sections 3.1(f), (g), or (h) of this Agreement, no representations and warranties are made with respect to Environmental Matters other than those set forth in this Section 3.1(u).
     (i) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (A) each of the Company, its Subsidiaries and, to the Company’s knowledge, its Joint Ventures is and has been (since the date of its acquisition by the Company, its Subsidiaries or its Joint Ventures) in compliance with all Environmental Laws and has, and is in compliance with, all Company Permits required by Environmental Laws; (B) to the Company’s knowledge, no notice, notification, demand, request for information, citations, summons or order has been received by the Company, its Subsidiaries or its Joint Ventures, no complaint has been filed against the Company, its Subsidiaries or its Joint Ventures, and no penalty has been assessed against the Company, its Subsidiaries or its Joint Ventures, with respect to any matters relating to the Company, any Subsidiary or any Joint Venture and relating to or arising out of any Environmental Law; and (C) to the Company’s knowledge, no Hazardous Substance has been discharged, disposed of, dumped, injected, pumped, deposited, spilled, leaked, emitted or released at, to, on or from any facility or property now or previously owned, leased or operated by the Company, any Subsidiary or any Joint Venture or at, to, on or from any facility or property to which any waste generated by the Company, any Subsidiary or any Joint Venture has been sent.
     (ii) As of the date hereof, none of the Company, its Subsidiaries or its Joint Venture owns, leases or operates any properties or facilities in the States of New Jersey or Connecticut.
     (v) Labor Matters
     (i) The Company and its Subsidiaries are in compliance with all currently applicable Laws respecting employment and employment practices, terms and conditions of employment, employee classification and wages and hours, and are not engaged in any unfair labor practice, except for non-compliance with any of the above that either individually or in the aggregate would not reasonably be expected to have a Company Material Adverse Effect.
     (ii) Neither the Company nor any of its Subsidiaries has been a party to any collective bargaining agreement or other labor agreement with any union or labor organization and, to the Company’s knowledge, there has not been any activity or proceeding of any labor organization or employee group to organize any such employees. Furthermore: (A) there are no unfair labor practice charges or complaints against the Company or any of its Subsidiaries pending before the National Labor Relations Board; (B) there are no labor strikes, work slowdowns or work stoppages actually pending or, to the Company’s knowledge, threatened against the Company or any of its Subsidiaries; (C) there are no representation claims or petitions pending before the National Labor Relations Board; and (D) there are no material grievances or pending arbitration proceedings against the Company or any of its Subsidiaries that arose out of or under any collective bargaining agreement.
     (iii) Neither the Company nor any of its Subsidiaries has (A) effectuated a “plant closing” or a “mass layoff” each (as defined in the Worker Adjustment and Retraining Notification Act “WARN”) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or any of its Subsidiaries or (B) engaged in layoffs or employment terminations sufficient in number to trigger application of any state, local or foreign Law similar to WARN that either individually or in the aggregate would not reasonably be expected to have a Company Material Adverse Effect.
     (w) Real Property
     (i) Section 3.1(w)(i) of the Company Disclosure Schedule sets forth a correct and complete list of all real property owned by the Company or its Subsidiaries as of the date hereof (the “Owned Real Property”). Copies of all deeds, existing title insurance policies and surveys pertaining to the Owned Real Property in the possession of or reasonably available to the Company have been made available by the Company to Parent.
     (ii) Section 3.1(w)(ii) of the Company Disclosure Schedule sets forth a correct and complete list of all leased real property held by the Company or its Subsidiaries under a lease, sublease or other use or occupancy arrangement (the “Leased Real Property”). Copies of all leases, subleases or other use or occupancy documents relating to the Leased Real Property (including all amendments and other modifications thereof) in the possession of or reasonably available to the Company have been made available by the Company to Parent (or Parent has had access to such documents).
     (iii) The Company, and its Subsidiaries have good, valid and marketable, title to all Owned Real Property, subject to Permitted Liens.
     (x) Intellectual Property
     (i) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company or a Subsidiary of the Company holds all right, title and interest in and to all Company Owned Intellectual Property, free and clear of any Lien (other than Permitted Liens). The Company Owned Intellectual Property and the Licensed Intellectual Property together constitute all the Intellectual Property used or held for use in the conduct of the business of the Company and its Subsidiaries as currently conducted.
     (ii) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, none of the Company or any of its Subsidiaries or, to the Company’s knowledge, Joint Ventures has infringed, misappropriated or otherwise violated any Intellectual Property of any third person. To the Company’s knowledge, no Person has infringed, misappropriated or otherwise violated any Company Owned Intellectual Property. The Company and its Subsidiaries have taken reasonable steps in accordance with normal industry practice to maintain the confidentiality of all confidential Company Owned Intellectual Property and to prevent unauthorized access to such confidential Company Owned Intellectual Property.
     (iii) Section 3.1(x) of the Company Disclosure Schedule contains a complete and accurate listing, as of the date hereof, of (A) all Company Owned

Intellectual Property that is registered (and all applications for registration) and all other Company Owned Intellectual Property (other than trade secrets) that is material to the assets, properties, business, operations or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole and (B) all material agreements that involve the licensing to or from the Company or any of its Subsidiaries of any Company Owned Intellectual Property or any Licensed Intellectual Property material to the conduct of the business of the Company and its Subsidiaries, taken as a whole (other than (1) agreements for off-the-shelf commercial software that are generally available on non-discriminatory pricing terms and (2) non-exclusive trademark licenses granted in the ordinary course of business).
     (y) No Brokers. No agent, broker, investment banker, financial advisor or other firm or Person engaged by the Company is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company, except for the Financial Advisor (a copy of whose engagement letter has been provided to Parent), whose fees and expenses will be paid by the Company in accordance with the Company’s agreements with such firm.
     3.2. Representations and Warranties of Parent and Acquisition. Parent and Acquisition hereby jointly and severally represent and warrant to the Company as follows:
     (a) Organization, Standing and Power. Each of Parent and Acquisition is a limited liability company or corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite limited liability company or corporate power, as applicable, and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where any such failure to be so organized, existing and in good standing or to have such power or authority would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect (defined below). Parent owns beneficially and of record all of the outstanding capital stock of Acquisition free and clear of all Liens.
     (b) Authority; No Violations; Consents and Approvals.
     (i) Each of Parent and Acquisition has all requisite limited liability company or corporate power, as applicable, and authority to enter into this Agreement and to perform its obligations under this Agreement. Each of Parent’s and Acquisition’s execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by Parent and Acquisition have been duly authorized by all necessary action on the part of Parent and Acquisition. This Agreement has been duly executed and delivered by Parent and Acquisition and, assuming the due execution and delivery by the Company, constitutes the valid and binding obligation of Parent and Acquisition enforceable against them in accordance with its terms except as the enforcement hereof may be limited by (A) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws now or hereafter in effect relating to creditors’ rights generally and (B) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).
     (ii) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by Parent and Acquisition will not (A) conflict with or violate any provision of the organizational documents of Parent or Acquisition, (B) conflict with, or result in any Violation of any loan or credit agreement, note, bond, mortgage, deed of trust, indenture, lease, or other agreement, obligation, instrument, concession, franchise or license to which Parent or Acquisition is a party or by which any of their properties or assets are bound, (C) assuming that all consents, approvals, authorizations and other actions described in Section 3.2(b)(iii) have been obtained and all filings and obligations described in Section 3.2(b)(iii) have been made or fulfilled, conflict with or violate any Laws or Orders applicable to Parent or Acquisition or their respective properties or assets, except, in the case of clauses (B) and (C) only, for any Violations that would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Parent or Acquisition to perform its obligations under this Agreement (a “Parent Material Adverse Effect”).
     (iii) No consent, approval, franchise, license, order or authorization of, or registration, declaration or filing with, notice, application or certification to, or permit, inspection, waiver or exemption from any Governmental Entity is required by or with respect to Parent or Acquisition in connection with its execution and delivery of this Agreement by Parent or Acquisition or the consummation by Parent or Acquisition of the transactions contemplated hereby, except for (A) compliance with the applicable requirements of the HSR Act, (B) the applicable requirements of the Exchange Act, including the filing of the Schedule 13E-3 relating to the Merger and the transactions contemplated hereby, (C) the filing of the Certificate of Merger and any related documents with the Secretary of State of the State of Delaware, (D) compliance with any applicable requirements of state blue sky, securities or takeover Laws, and (E) such other consents, approvals, franchises, licenses, certificates of need, orders, authorizations, registrations, declarations, filings, notices, applications, certifications, permits, waivers and exemptions the failure of which to be obtained or made would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
     (c) Information Supplied. Parent and Acquisition will use their reasonable best efforts to assure that none of the information to be supplied by Parent and Acquisition specifically for inclusion or incorporation by reference in the Proxy Statement or the Schedule 13E-3 will, on the date it is first mailed to the holders of Company Common Stock or on the Meeting Date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; and (ii) all documents that Parent and Acquisition are responsible for filing with the SEC in connection with the transactions contemplated herein will comply as to form, in all material respects, with the applicable provisions of the Exchange Act. Notwithstanding the foregoing, neither Parent nor Acquisition makes any representation or warranty with respect to the information supplied or to be supplied by the Company (or any of its affiliates) for inclusion or incorporation by reference in the Proxy Statement or the Schedule 13E-3.
     (d) Litigation. As of the date hereof, there are no suits claims, actions, proceedings, arbitrations, mediations or investigations pending or, to the knowledge of Parent, threatened against Parent, Acquisition or any other of its Subsidiaries, if any, other than any such suit, claim, action, proceeding or investigation that (i) would not reasonably be expected to prevent or materially delay the consummation of the transactions contemplated hereby or (ii) otherwise prevent or materially delay the performance by Parent or Acquisition of their obligations under this Agreement. As of the date hereof, neither Parent nor any of its Subsidiaries are subject to any Order that would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated hereby.
     (e) Ownership of Company Common Stock. Parent, Acquisition and their respective controlled affiliates do not own, directly or indirectly, beneficially or of record, any shares of Company Common Stock other than de minimus amounts held for passive investment purposes, and none of Parent, Acquisition or their respective controlled affiliates holds any rights to acquire any shares of Company Common Stock except pursuant to this Agreement, or would be considered an “Interested Stockholder” under Section 203 of the DGCL.
     (f) Limited Operations of Parent and Acquisition. Parent and Acquisition were each formed on April 20, 2007 solely for the purpose of engaging in the transactions contemplated hereby. Except for (i) obligations or liabilities incurred in connection with its organization and the transactions contemplated hereby and (ii) this Agreement and any other agreements and arrangements contemplated hereby or entered into in furtherance hereof, neither Parent nor Acquisition has incurred, and prior to the Effective Time will not incur, any obligations or liabilities or engaged in any business activities.
     (g) Financing. Parent has received a fully executed commitment letter, dated as of the date hereof (the “Debt Commitment Letter”) from Merrill Lynch Capital Corporation, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Bank of America, N.A. (the “Lenders”), pursuant to which the Lenders have committed, subject to the terms and conditions set forth therein, to provide to Acquisition $525,000,000 (such financing described in the Debt Commitment Letter, the “Debt Financing”). In addition, Parent has received the fully executed commitment letter (the “Equity Commitment Letter” and together with the Debt Commitment Letter, the “Financing Letters”), dated as of the date hereof from Crestview Capital Partners, L.P. (together with its affiliated funds “Crestview”), pursuant to which Crestview has committed, subject to the terms and conditions set forth therein, to provide to Parent cash in the amounts set forth therein in exchange for shares of capital stock of Parent (such amounts provided in exchange for shares of capital stock of Parent, the “Equity Financing” and together with the Debt Financing, the “Financing”). Correct and complete copies of the Financing Letters have been furnished to the Company or its employees, consultants, agents or advisors. As of the date of this Agreement, (i) none of the Financing Letters has been amended or modified and (ii) the respective commitments contained in the Financing Letters have not been withdrawn or rescinded in any respect. The Equity Commitment Letter, in the form so delivered, is in full force and effect and is a legal, valid and binding obligation of Parent and, to the knowledge of Parent, the other parties thereto. As of the date of this Agreement, the Debt Commitment Letter, in the form so delivered, is in full force and effect and is a legal, valid and binding obligation of Acquisition and, to the knowledge of Parent, the other parties thereto. There are no conditions precedent or other contingencies related to the funding of the full amount of the Financing other than as set forth in the Financing Letters (the “Disclosed Conditions”) and no Person has any right to impose (i) any condition precedent to such funding other than the Disclosed Conditions nor (ii) any reduction to the aggregate amount available under the Financing Letters on the Closing Date (nor any term or condition which would have the effect of reducing the aggregate amount under the Financing Letters on the Closing Date). Parent has fully paid any and all commitment fees or other fees incurred in connection with the Financing Letters that have become due and payable. Subject to its terms and conditions, the Financing, when funded in accordance with the Financing Letters, will provide funds at the Effective Time sufficient to consummate the Merger and the other transactions contemplated hereby (including payment of all amounts that may become payable under any Company Plan) upon the terms contemplated by this Agreement and to pay all related fees and expenses associated therewith, including payment of all amounts under Article II of this Agreement, any fees and expenses payable under the Equity Commitment Letter and the refinancing of any indebtedness of the Company and its Subsidiaries required in connection with the transactions contemplated hereby.
     (h) Solvency. Assuming (i) the satisfaction of the conditions to Parent’s obligation to consummate the Merger (or waiver of such conditions) and (ii) that the representations and warranties of the Company contained in this Agreement (and the bring down thereof in any certificate delivered by the Company pursuant to Section 6.2) are true and correct, and after giving effect to all of the transactions contemplated by this Agreement, including the Financing, any alternative financing, the payment of the aggregate Merger Consideration, any repayment or refinancing of debt contemplated in the Debt Commitment Letters and payment of all related fees and expenses, the Surviving Corporation on a consolidated basis will be Solvent at the Effective Time. For the purposes of this Section 3.2(h), the term “Solvent” when used with respect to any Person, means that, as of any date of determination, (a) the amount of the “fair saleable value” of the assets of such Person will, as of such date, exceed (x) the value of all “liabilities of such Person, including contingent and other liabilities”, as of such date, as such quoted terms are generally determined in accordance with applicable federal laws governing determinations of the insolvency of debtors, and (y) the amount that will be required to pay the probable liabilities of such Person on its existing debts (including contingent liabilities) as such debts become absolute and matured, (b) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date, and (c) such Person will be able to pay its liabilities, including contingent and other liabilities, as they mature.

     (i) Guarantee. Concurrently with the execution of this Agreement, Parent has delivered to the Company the Guarantee executed by Guarantor. The Guarantee is valid and in full force and effect and constitutes the valid and binding obligation of Guarantor enforceable against the Guarantor in accordance with its terms except as the enforcement thereof may be limited by (A) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws now or hereafter in effect relating to creditors’ rights generally and (B) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).
     (j) No Brokers. No agent, broker, investment banker, financial advisor or other firm or Person engaged by Parent or Acquisition is or will be entitled to receive from the Company before the Effective Time any broker’s or finder’s fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Acquisition, except pursuant to the Financing Letters in the event that the Merger is consummated.
ARTICLE IV
COVENANTS RELATING TO CONDUCT OF BUSINESS
     4.1. Affirmative Covenants of the Company. During the period from the date of this Agreement to the Effective Time or the earlier termination of this Agreement, except (i) as set forth on Section 4.2 of the Company Disclosure Schedule or as otherwise expressly required or contemplated by this Agreement (including Section 4.2) or (ii) to the extent that Parent shall otherwise consent in writing (which shall not be unreasonably withheld or delayed), the Company shall use its reasonable best efforts to, and shall cause each of its Subsidiaries to use its reasonable best efforts to:
     (a) carry on their respective businesses in the ordinary course in the same manner as heretofore conducted;
     (b) preserve intact its business organization and goodwill;
     (c) maintain in effect all material Company Permits;
     (d) retain the services of its officers and key employees; and
     (e) maintain its current relationships with customers, suppliers and Persons with which the Company or its Subsidiaries have material business relationships.
     4.2. Negative Covenants of the Company. During the period from the date of this Agreement to the Effective Time or the earlier termination of this Agreement, except (i) as set forth on Section 4.2 of the Company Disclosure Schedule or as otherwise expressly required or contemplated by this Agreement, (ii) as required by Law or (iii) to the extent that Parent shall otherwise consent in writing (which shall not be unreasonably withheld or delayed), the Company shall not, and shall not permit any of its Subsidiaries to:

     (a) (i) other than, in the case of Subsidiaries, in the ordinary course of business consistent with past practice, declare, set aside or pay dividends on, or make other distributions (whether in cash, stock or property) in respect of, any capital stock or other equity interests of the Company or any of its Subsidiaries, (ii) other than in the case of Subsidiaries, adjust, split, combine or reclassify any capital stock or other equity interests of the Company or any of its Subsidiaries, or, other than, in the case of Subsidiaries, in the ordinary course of business consistent with past practice, issue, authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, any capital stock of the Company or its Subsidiaries, or (iii) except for the purchase or redemption of equity interests of the Company’s Subsidiaries in the ordinary course of business consistent with past practice and other than as required to comply with Section 2.3, purchase, redeem or otherwise acquire any capital stock or securities directly or indirectly convertible into, or exercisable or exchangeable for, capital stock or other equity interests of the Company (except for the acquisition of shares of Company Common Stock tendered by employees or former employees in connection with a cashless exercise of Company Stock Options or in order to pay taxes in connection with the exercise of Company Stock Options or the lapse of restrictions in respect of Restricted Shares, in each case, pursuant to and to the extent permitted by Company Plans);
     (b) except for (A) the issuance of shares of Company Common Stock upon the exercise of Company Stock Options or in connection with other stock-based awards outstanding as of the date hereof including issuances of restricted Common Stock to directors of the Company in amounts consistent with past practice, in each case in accordance with the terms of any Company Plan or the Company ESPP, (B) issuances in accordance with the Rights Plan, (C) as required pursuant to Material Contracts existing as of the date hereof to which the Company or any of its Subsidiaries is a party, or (D) options to purchase up to an aggregate of 30,000 shares of Company Common Stock in connection with the hiring of any new employee at the Company or any Subsidiary of the Company consistent with past practices (provided that the form of options will provide for cash payment in lieu of exercise for change in control), (i) issue, deliver, hypothecate, pledge, sell or otherwise encumber any shares of capital stock, any other voting securities or any securities directly or indirectly convertible into, or exercisable or exchangeable for, capital stock or other voting securities, or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance units or (ii) amend the terms of any outstanding debt or equity security (including any Company Stock Option or Restricted Share) or any Company Plan other than as required pursuant to Section 4.5 hereunder;
     (c) amend its certificate or articles of incorporation or bylaws (or other organizational documents), except for amendments to any such organizational documents of Subsidiaries of the Company that are entered into in the ordinary course of business consistent with past practice;
     (d) (i) merge or consolidate with, or acquire any interest or investment in, any Person, material amount of assets or division or unit thereof, other than (A) for acquisitions, pursuant to Material Contracts existing as of the date hereof or described on the Company Disclosure Schedule and other potential acquisitions of interests in Subsidiaries, or any other Person in which the Company or any of its Subsidiaries or any Joint Ventures to which either is a party and has an interest as of the date hereof, (B) for acquisitions of inventory, equipment and raw materials in the ordinary course of business and consistent with past practice or (C) for acquisitions not otherwise covered by the foregoing clauses (A) and (B) with a purchase price (including assumed indebtedness) that does not exceed $10,000,000 individually, or (ii) make any loan, advance or capital contribution to, or otherwise make any investment in, any Person, other than (A) loans or advances to, or investments in, Subsidiaries of the Company, or any other Person in which the Company or any of its Subsidiaries is a party to any Joint Ventures listed on the Company Disclosure Schedule in the ordinary course of business consistent with past practice in an amount that does not exceed $2,500,000 individually or (B) extensions of credit from the Company to its Subsidiaries or any other Person in which the Company or any of its Subsidiaries is a party to any Joint Ventures on arms’ length terms in the ordinary course of business consistent with past practice in an amount that does not exceed $2,500,000 individually;
     (e) sell, lease, or otherwise dispose of, or subject to any Lien (other than Permitted Liens), any Joint Venture (or any interest therein) or any of the Company’s or its Subsidiaries’ material assets, other than (A) sales of inventory and other assets in the ordinary course of business consistent with past practice, (B) sales of equity interests in Persons in which the Company or its Subsidiaries own an equity interest or to health systems or other Joint Venture partners in each case, in amounts and on terms and conditions that are in the ordinary course of business consistent with past practice or (C) other dispositions so long as the aggregate value of all assets so disposed does not exceed $5,000,000;
     (f) except (A) for increases in the compensation of employees (but not including officers and directors) made in the ordinary course of business and consistent with past practice, (B) as may be required by applicable law or pursuant to any Company Plan or Contract existing on the date of this Agreement or (C) as may otherwise be contemplated by this Agreement, (i) grant to any director, officer or key employee any increase in compensation, severance, termination pay or fringe or other benefits, (ii) enter into any new, or amend (including by accelerating rights or benefits under) any existing employment, indemnification, change of control, severance or termination agreement with any director, officer or key employee, or (iii) establish, adopt or become obligated under any new Company Plan or collective bargaining agreement or amend (including by accelerating rights or benefits under) any such Company Plan or arrangement in existence on the date hereof;
     (g) terminate the employment of any employee who is a participant in the Symbion, Inc. Executive Change in Control Severance Plan (other than a termination of any such employee for cause);
     (h) assume, incur, endorse or guarantee any indebtedness for borrowed money, other than (A) in connection with drawdowns in the ordinary course of business with respect to existing credit facilities that are Material Contracts existing as of the date hereof, (B) in connection with the refinancing of indebtedness of Subsidiaries of the Company outstanding under instruments existing on the date hereof on terms no less favorable to the Company than the terms of such indebtedness being refinanced and no greater in original principal amount, (C) in respect of indebtedness between the Company and one of its Subsidiaries or any other Person in which the Company or any of its Subsidiaries is a party to any Joint Ventures, on the one hand, and any of its other Subsidiaries, on the other hand (so long as the notes evidencing that indebtedness and any related security for that indebtedness may be pledged by the Company or any of its Subsidiaries to secure indebtedness of the Company or such Subsidiary), or (D) indebtedness not in excess of $10,000,000 in the aggregate plus the amount of indebtedness set forth in Section 4.2 of the Company Disclosure Schedule incurred in connection with the acquisitions set forth on such Section of the Company Disclosure Schedule;
     (i) other than as required by SEC guidelines or GAAP, make any material changes with respect to accounting policies, procedures and practices or to change its fiscal year;
     (j) settle or compromise any, litigations, arbitrations or other proceedings (A) involving potential payments by the Company or any of its Subsidiaries of more than $1,000,000 in the aggregate, (B) that admit liability or consent to non-monetary relief such as to prohibit or materially prevent the Company and its Subsidiaries from operating their business as they have historically, (C) the settlement or compromise of which would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, or (D) directly relate to this Agreement or the transactions contemplated hereby;
     (k) except in a manner consistent with past practice or as required by Law (i) make, change or rescind any tax election; (ii) change an annual tax accounting period; (iii) adopt or change any method of tax accounting; (iv) file any amended Tax Return; (v) file any claims for Tax refunds; (vi) enter into any closing agreements; or (vii) settle or compromise any claim, action, suit, arbitration, investigation, audit, examination, litigation, proceeding (whether judicial or administrative) or matter in controversy or surrender any right to claim a Tax refund, offset or other reduction of Tax, in each case relating to an amount of taxes not exceeding $500,000;
     (l) make any capital expenditures, except for (i) capital expenditures specifically contemplated by the Company’s 2007 budget included with Section 4.2 of the Company Disclosure Schedule or (ii) any other capital expenditures which do not exceed $2,500,000 in the aggregate;
     (m) modify, amend, cancel or terminate any Material Contract that is or would be material to the Company and its Subsidiaries taken as a whole, other than in the ordinary course of business consistent with past practice; or
     (n) agree to or make any commitment, whether orally or in writing, to take any actions prohibited by this Section 4.2.

     4.3. Conduct of Business of Parent and Acquisition Pending the Merger. Each of Parent and Acquisition agrees that, from the date of this Agreement to the Effective Time, it shall not take any action or fail to take any action that is intended to, or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the ability of Parent and Acquisition to consummate the Merger or other transactions contemplated by this Agreement.
     4.4. No Control of Other Party’s Business. Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct Parent’s or its Subsidiaries’ operations. Prior to the Effective Time, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.
     4.5. Suspension and Termination of Company ESPP.
     The Company shall take all action as is necessary to cause new offerings under the Company’s Employee Stock Purchase Plan (the “Company ESPP”) to be suspended effective as of a date not later than the end of the calendar month of the date of this Agreement, such that the “offering period” ending April 30, 2007 will be the final offering period under the Company ESPP, and, as of the Effective Time and subject to the consummation of the transactions contemplated by this Agreement, the Company shall terminate the Company ESPP.
ARTICLE V
ADDITIONAL AGREEMENTS
     5.1. Access to Information; Confidentiality. During the period from the date of this Agreement to the Effective Time or the earlier termination of this Agreement, upon reasonable prior notice, the Company shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of Parent and Acquisition (including prospective lenders involved in the Financing or any alternative financing (and their officers, employees, counsel and advisors)), during normal business hours and upon reasonable prior notice, reasonable access, consistent with applicable Law, to all of the Company’s and its Subsidiaries’ properties, books, records, leases, contracts, commitments, officers and employees as such Persons may from time to time reasonably request. In addition, the Company shall use its reasonable best efforts to provide such Persons, if so requested, with reasonable access to its accountants, counsel and other representatives. Notwithstanding the foregoing, Parent and the prospective lenders shall use their reasonable best efforts to conduct any such investigation or consultation in such a manner as not to unreasonably interfere with the business or operations of the Company or its Subsidiaries or otherwise result in any unreasonable interference with the prompt and timely discharge by such employees of their normal duties. Neither the Company nor any of its Subsidiaries shall be required to provide access to or disclose information where such access or disclosure would jeopardize the attorney-client privilege of the Company or its Subsidiaries or contravene any Law or agreement to which the Company or its Subsidiaries is a party. The Confidentiality Agreement dated March 8, 2007 between Crestview Partners, L.P. and the Company (the “Confidentiality Agreement”), has applied and shall apply with respect to information furnished thereunder or hereunder and any other activities contemplated thereby or hereby.
     5.2. No Solicitation.
     (a) Notwithstanding any other provision of this Agreement to the contrary, during the period beginning on the date of this Agreement and continuing until 12:01 a.m. (EDT) on May 25, 2007 (the “No-Shop Period Start Date”), the Company and its Subsidiaries and their respective officers, directors, employees, consultants, agents, advisors, affiliates and other representatives (the “Representatives”) shall have the right to directly or indirectly: (i) initiate, solicit and encourage Company Acquisition Proposals (including by way of providing access to non-public information, but only pursuant to one or more Acceptable Confidentiality Agreements solely to the extent such Persons receive confidential information about the Company and its Subsidiaries); provided that the Company shall promptly provide to Parent any material non-public information concerning the Company or its Subsidiaries that is provided to any Person given such access which was not previously provided to Parent and (ii) enter into and maintain or continue discussions or negotiations with any Person or group of Persons with respect to Company Acquisition Proposals or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, discussions or negotiations.
     (b) Subject to Sections 5.2(c), 5.2(d) and 5.2(e), the Company shall, and shall cause any of its Subsidiaries and shall use reasonable best efforts to cause its Representatives, to (i) on the No-Shop Period Start Date, immediately cease any discussions or negotiations with any Persons that may be ongoing with respect to a Company Acquisition Proposal; and (ii) from the No-Shop Period Start Date until the Effective Time or the earlier termination of this Agreement, not (A) initiate, solicit or knowingly encourage (including by way of providing information) the submission of any inquiries, proposals or offers or any other efforts or attempts that constitute, or may reasonably be expected to lead to, any Company Acquisition Proposal or engage in any discussions or negotiations with respect thereto or otherwise knowingly cooperate with or knowingly assist or participate in, or knowingly facilitate any such inquiries, proposals, discussions or negotiations, or (B) grant any release or waiver under any standstill or similar agreement relating to the Company or any of its Subsidiary. Notwithstanding the foregoing, the Company and its Subsidiaries and Representatives may take the actions set forth in clause (A) and (B) above and (x) and (y) in Section 5.2(c) prior to the Company Stockholder Approval with respect to any Person (subject to such Person entering into an Acceptable Confidentiality Agreement solely to the extent that such Person receives confidential information about the Company and its Subsidiaries) that has made a bona fide, written Company Acquisition Proposal prior to the No-Shop Period Start Date that the Board of Directors of the Company or the Special Committee determines in good faith, after consulting with its financial and outside counsel, that such Company Acquisition Proposal constitutes or could reasonably be expected to result in a Superior Proposal from such Person and that the failure to take such action could violate its fiduciary duties under applicable Law (such Person an “Excluded Party”); provided that any such Person shall cease to be an Excluded Party for all purposes under this

Agreement at such time as any Company Acquisition Proposal made by such Person is withdrawn.
     (c) Notwithstanding anything to the contrary contained in Section 5.2(b) that would otherwise restrict any of the Company’s and its Subsidiaries’ or their Representatives’ actions, if at any time after the No-Shop Period Start Date but prior to obtaining Company Stockholder Approval, (i) the Company or any of its Representatives has received a Company Acquisition Proposal from a Person not solicited in violation of this Section 5.2 that the Board of Directors of the Company or Special Committee determines in good faith to be bona fide, and (ii) the Board of Directors of the Company or the Special Committee determines in good faith, after consultation with its independent financial advisors and outside counsel, that such Company Acquisition Proposal constitutes or could reasonably be expected to result in a Superior Proposal from such Person and that the failure to take such action could violate its fiduciary duties under applicable Law, then the Company may (x) furnish information with respect to the Company and its Subsidiaries to the Person making such Company Acquisition Proposal and (y) participate in discussions or negotiations with the Person making such Company Acquisition Proposal regarding such Company Acquisition Proposal; provided, that with respect to such Person the Company (A) will not, and will not allow its Subsidiaries or its or their Representatives to, disclose any non-public information to such Person without first entering into an Acceptable Confidentiality Agreement and (B) will promptly provide to Parent any non-public information concerning the Company or its Subsidiaries provided to such other Person which was not previously provided to Parent. Nothing contained in this Section 5.2 or elsewhere in this Agreement shall prohibit the Company or the Board of Directors of the Company from taking and disclosing to the Company’s stockholders a position with respect to a tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or from making any other disclosure required by applicable Law, but if such disclosure constitutes an Adverse Recommendation Change, it shall have the effects applicable to an Adverse Recommendation Change as otherwise contemplated by this Agreement.
     (d) Neither the Board of Directors of the Company nor any committee thereof shall directly or indirectly (i) (A) withdraw (or modify in a manner adverse to Parent and Acquisition), or publicly propose to withdraw (or modify in a manner adverse to Parent and Acquisition), the approval, recommendation or declaration of advisability by such Board of Directors or any such committee thereof that the stockholders of the Company adopt this Agreement, the Merger or the other transactions contemplated by this Agreement, or (B) recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any alternative Company Acquisition Proposal, including any Permitted Alternative Agreement (any action described in this clause (A) and (B) being referred to as an “Adverse Recommendation Change”) or (ii) approve or recommend, or publicly propose to approve or recommend, or allow the Company or any of its Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement constituting or related to, or that is intended to or could reasonably be expected to lead to, any Company Acquisition Proposal (other than an Acceptable Confidentiality Agreement).

Notwithstanding anything to the contrary in this Agreement, at any time prior to obtaining Company Stockholder Approval, the Board of Directors of the Company may make an Adverse Recommendation Change (regardless of whether or not in connection with a Company Acquisition Proposal) if the Board of Directors (or the Special Committee, as applicable) determines in good faith (after consultation with outside counsel) that the failure to take such action would violate its fiduciary duties under applicable Law, and such Adverse Recommendation Change shall have the effects applicable to an Adverse Recommendation Change as contemplated by this Agreement. In addition, notwithstanding anything to the contrary in this Agreement, the Company shall not be prohibited from taking the action contemplated by clause (ii) above in connection with the entering into of a Permitted Alternative Agreement in accordance with and subject to Section 5.2(e).
     (e) Notwithstanding anything in this Agreement to the contrary, if, at any time prior to obtaining Company Stockholder Approval, the Company receives a Company Acquisition Proposal which the Board of Directors of the Company or the Special Committee determines in good faith (after consultation with its independent financial advisors and outside counsel) constitutes a Superior Proposal after giving effect to all of the adjustments which may be offered by Parent pursuant to clause (ii) below, the Board of Directors of the Company or the Special Committee may (x) effect an Adverse Recommendation Change and/or (y) cause the Company to terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal (a “Permitted Alternative Agreement”) if the Board of Directors of the Company or the Special Committee determines in good faith, after consultation with outside counsel, that the failure to take such action would violate its fiduciary duties under applicable Law; provided, however that the Company shall not effect an Adverse Recommendation Change pursuant to foregoing clause (x) or terminate this Agreement pursuant to the foregoing clause (y), unless concurrently with and as a precondition to the effectiveness of such termination the Company pays the Termination Fee payable pursuant to Section 5.3(b); and provided, further, that on or after May 8, 2007, the Board of Directors may not terminate this Agreement pursuant to the foregoing clause (y) with respect to a Permitted Alternative Agreement unless: (i) the Company shall have provided prior written notice to Parent and Acquisition, at least five days in advance (the “Notice Period”), of its intention to so terminate this Agreement (which notice shall specify the material terms and conditions of such Superior Proposal (including the identity of the party making such Superior Proposal), and shall have contemporaneously provided a copy of the relevant proposed transaction agreements with the party making such Superior Proposal), or to make an Adverse Recommendation Change in connection therewith; and (ii) prior to so terminating this Agreement or making an Adverse Recommendation Change in connection with a Superior Proposal, the Company shall, and shall cause its financial and legal advisors to, during the Notice Period, negotiate with Parent and Acquisition in good faith (to the extent Parent and Acquisition desire to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Company Acquisition Proposal ceases to constitute a Superior Proposal. In the event of any material revisions to such Superior Proposal, the Company shall be required to deliver a new written notice to Parent and Acquisition and to comply anew with the requirements of this Section 5.2(e) with respect such new written notice.

     (f) After the No-Shop Period Start Date, the Company shall notify Parent promptly after receipt by the Company (or any of its advisors) of any Company Acquisition Proposal received after the No-Shop Period Start Date (including from a Excluded Person the Company remains in discussions with regarding a Company Acquisition Proposal after the No-Shop Period Start Date), any indication that a third party is considering making a Company Acquisition Proposal or of any request for information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, books or records of the Company or any of its Subsidiaries by any third party that may be considering making, or has made, a Company Acquisition Proposal. The Company shall provide such notice orally and in writing and shall identify the third party making, and the general terms and conditions of, any such Company Acquisition Proposal, indication or request. The Company shall keep Parent informed, on a reasonably current basis, of the status and material details of any such Company Acquisition Proposal.
     (g) On and after the No-Shop Period Start Date, the Company shall promptly request that each third party (other than Excluded Parties and such other Persons acquiring confidential information of the Company and its Subsidiaries permitted by Section 5.2(c)), if any, that has executed an Acceptable Confidentiality Agreement within the 12-month period prior to the date hereof in connection with its consideration of any Company Acquisition Proposal return or destroy all confidential information previously furnished to such Person by or on behalf of the Company or any of its Subsidiaries (and all analyses and other materials prepared by or on behalf of such Person that contains, reflects or analyzes that information). If any such Person fails to provide, as required by the terms of the applicable Confidentiality Agreement between such Person, any certification of the destruction of all confidential information of the Company furnished to such Person and the Company within the time period allotted in the relevant confidentiality agreement (or if no such period is specified, then within a reasonable time period after the date hereof), then the Company shall use its reasonable best efforts to secure its rights and ensure the performance of such other party’s obligations thereunder as promptly as practicable.
     5.3. Fees and Expenses.
     (a) Except as otherwise provided in this Section 5.3 and except with respect to claims for damages incurred as a result of a material and willful breach of this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses. The Company and Parent shall share equally all printing and mailing costs and SEC filing fees in connection with the Proxy Statement and any Schedule 13E-3 related to the transactions contemplated hereby.
     (b) In the event of any termination of this Agreement (i) by Parent under Section 7.1(f), or (ii) by the Company under Section 7.1(g), then the Company shall pay to Parent the Termination Fee in cash, by wire transfer of immediately available funds to an account designated by Parent.

     (c) In the event of any termination of this Agreement by Parent or the Company under Section 7.1(h) under circumstances in which the Termination Fee is not payable, then the Company shall reimburse Parent as promptly as practicable (but in any event within two business days) following receipt of an invoice and supporting documentation reasonably acceptable to the Company of all of Parent’s actual and reasonably documented third party out-of-pocket fees and expenses (including legal fees and expenses) actually incurred by Parent and its affiliates prior to the termination of this Agreement in connection with the transactions contemplated by this Agreement (the “Parent Expenses”); provided that in no event shall the amount of Parent Expenses to be reimbursed by the Company hereunder exceed $3,000,000.
     (d) The Company shall pay the Termination Fee to Parent (x) in the case of a termination pursuant to Section 7.1(g), on the day and as a precondition to the effectiveness of termination of this Agreement, and (y) in the case of a termination pursuant to Section 7.1(f) as promptly as possible (but in any event within five business days) following termination of this Agreement.
     (e) In the event of any termination of this Agreement by the Company pursuant to Section 7.1. (i) , Parent and Acquisition shall pay $12,500,000 to the Company as promptly as possible (but in any event within five business days) following termination of this Agreement, by wire transfer of immediately available funds.
     (f) If an Additional Payment Event shall occur, then the Company shall pay to Parent the Additional Payment Fee as promptly as possible (but in any event within five business days following the occurrence of the Additional Payment Event).
     (g) Any payment by or on behalf of any party hereto under any of Sections 5.3(b), 5.3(c), 5.3(d), 5.3(e) or 5.3(f) to another party hereto shall be the sole and exclusive remedy of the other such party for damages against the paying party and their respective Affiliates and Representatives with respect to the termination or breach giving rise to that payment.
     5.4. [INTENTIONALLY LEFT BLANK]
     5.5. Indemnification; Directors’ and Officers’ Insurance.
     (a) After the Effective Time, Parent shall cause the Surviving Corporation to indemnify and hold harmless, to the fullest extent permitted under applicable Law (and Parent shall cause the Surviving Corporation to also advance expenses as incurred to the fullest extent permitted under applicable Law) each present and former director and officer of the Company and its Subsidiaries (collectively, the “Indemnitees”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or related to such Indemnitee’s service as a director or officer of the Company or its Subsidiaries or services performed by such Indemnitee at the request of the Company or its Subsidiaries at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, including the transactions contemplated by this Agreement.
     (b) The certificate of incorporation and bylaws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of the Indemnitees than are presently set forth in the Company’s Certificate of Incorporation and Amended and Restated Bylaws, which provisions shall not be amended, repealed or otherwise modified, except as required by applicable Law, in any manner that would adversely affect the rights thereunder of any of the Indemnitees.
     (c) As of the Effective Time, the Surviving Corporation shall either (i) obtain and maintain “tail” insurance policies with a claims period of at least six years from the Effective Time with respect to officers’ and directors’ liability insurance and fiduciary liability insurance in respect of acts or omissions occurring at or prior to the Effective Time, to the extent available covering Indemnitees who are currently covered by the Company’s existing officers’ and directors’ or fiduciary liability insurance policies or (ii) maintain such type of insurance (the “D&O Insurance”) for a period of six years after the Effective Time, in each case in amount and scope, and on other terms no less advantageous in the aggregate to such Indemnitees than such existing insurance (copies of which policies have been made available to Parent and Acquisition (or Parent and Acquisition have otherwise had access to)); provided, that the Surviving Corporation will not be required to pay an amount therefor in excess of the multiple set forth on Section 5.5 of the Company Disclosure Schedule of the last annual premium paid prior to the date hereof, which the Company represents and warrants to be equal to the amount set forth in Section 5.5 of the Company Disclosure Schedule (the “Current Premium”); provided, further, that if the existing D&O Insurance expires, is terminated or canceled during such six-year period, the Surviving Corporation will use reasonable efforts to obtain as much D&O Insurance as can be obtained for the remainder of such period for an amount not in excess of such multiple of the Current Premium as set forth on Section 5.5 of the Company Disclosure Schedule. At the election of the Company, the Company may, with the consent of Parent (such consent not to be unreasonably withheld) obtain the “tail” insurance contemplated by (i) above on or prior to the Effective Time.
     (d) In the event the Surviving Corporation or any of its respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person (including by dissolution), proper provisions shall be made so that such Person assumes the obligations set forth in this Section 5.5.
     (e) Notwithstanding anything herein to the contrary, if any claim, action, suit, proceeding or investigation (wither arising before, at or after the Effective Time) is made against any Indemnitee on or prior to the sixth anniversary of the Effective Time, the provisions of this Section 5.5 shall continue in effect until the final disposition of such claim, action, suit, proceeding or investigation.

     (f) This Section 5.5, which shall survive the consummation of the Merger at the Effective Time and shall continue for the periods specified herein, is intended to benefit the Company, the Surviving Corporation and the Indemnitees, each of whom may enforce the provisions of this Section 5.5 (whether or not parties to this Agreement). The indemnification provided for herein shall not be deemed exclusive of any other rights to which an Indemnitee is entitled, whether pursuant to Law, contract or otherwise. Parent shall, and shall cause the Surviving Corporation to, honor and perform under all indemnification agreements entered into by the Company or any of its Subsidiaries.
     5.6. Reasonable Best Efforts.
     (a) Subject to the terms and conditions of this Agreement (including the provisions of Section 5.2), each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable, under applicable Law or otherwise, to consummate and make effective the transactions contemplated by this Agreement.
     (b) Parent and Acquisition shall use reasonable best efforts to arrange the Debt Financing as promptly as practicable taking into account the Termination Date on the terms and conditions described in the Debt Commitment Letter, including their reasonable best efforts to (i) negotiate and enter into definitive agreements with respect thereto on the terms and conditions contained therein (including any related flex provisions) or on other terms and conditions no less favorable to Parent and Acquisition, including with respect to conditionality, (ii) maintain in effect the Financing commitments, (iii) satisfy on a timely basis all conditions applicable to Parent and Acquisition in such definitive agreements that are within their respective control (including by consummating the Equity Financing pursuant to the terms of the Equity Commitment Letter), (iv) consummate the Financing at or prior to the Closing, and (v) enforce their rights under the Debt Commitment Letter. In the event that any portion of the Financing becomes unavailable on the terms and conditions contemplated in the Debt Commitment Letter, Parent shall use its reasonable best efforts to arrange to obtain any such portion from alternative sources, on terms, taken as whole, that are no more adverse to Parent and the Company as promptly as practicable following the occurrence of such event but in no event later than the last day of the Marketing Period. In furtherance of the provisions of this Section 5.6(b), one or more Debt Commitment Letters may be amended, restated, supplemented or otherwise modified or superseded at the option of Parent after the date of this Agreement but prior to the Effective Time by instruments (the “New Financing Letters”) which replace the existing Debt Commitment Letters and/or contemplate co-investment by or financing from one or more other or additional parties; provided, that the terms of the New Financing Letters (a) shall not expand upon the conditions precedent to the Debt Financing as set forth in the Debt Commitment Letters, (b) shall not reasonably be expected to delay or hinder the Closing, (c) reduce the aggregate amount of available Debt Financing and (d) are no less favorable to Parent, the Surviving Corporation or Acquisition in any material respect than the terms set forth in the Debt Commitment Letters. In such event, the term “Debt Commitment Letters” as used herein shall be deemed to include the Debt Commitment Letters that are not so superseded at the time in question and the New Financing Letters to the extent then in effect. For purposes of this Agreement, “Marketing Period” shall mean the first period of 20 consecutive business days (A) during which (1) Parent shall have the Required Information that the Company is required to provide Parent pursuant to Section 5.6(c) (the 45 day period specified in subclause (ii) therein running concurrently with the 20 consecutive business days in this definition of “Marketing Period”) and (2) no event has occurred and no conditions exist that would cause any of the conditions set forth in Section 6.2 to fail to be satisfied assuming the Closing were to be scheduled for any time during such 20 consecutive business day period, and (B) the conditions set forth in Section 6.1 have been satisfied (other than conditions that by their nature can only be satisfied at the Closing).
     (c) The Company agrees to provide, and shall cause its Subsidiaries to provide and shall use its reasonable best efforts to cause its Representatives to provide, all cooperation in connection with the arrangement of the Financing as may be reasonably requested by Parent (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries), including (i) participation in a reasonable number of meetings, drafting sessions, due diligence sessions, “road shows” and sessions with rating agencies, (ii) furnishing Parent and its financing sources with financial and other pertinent information regarding the Company and its Subsidiaries (the “Required Information”) as may be reasonably requested by Parent, including audited financial statements for the Company for each of the three fiscal years ended December 31, 2004, 2005 and 2006, and unaudited financial statements for each fiscal quarter ended after December 31, 2006 and at least 45 days prior to the Effective Time (and the comparable period in the prior year), which interim financial statements shall have been reviewed by the independent accountants of the Company as provided in Statement of Auditing Standards No. 71 or 100 and all other financial data of the type required by Regulation S-X and Regulation S-K under the Securities Act and of type and form customarily included in the offering memoranda for private placements under Rule 144A of the Securities Act, (iii) reasonably assisting Parent and its financing sources in the preparation of (A) any offering document for any financing to be raised to complete the Merger and (B) materials for rating agency presentations, (iv) reasonably facilitating the pledging of collateral, (v) using commercially reasonable efforts to obtain accountants’ comfort letters, legal opinions, surveys, and title insurance as may be reasonably requested by Parent, and (vii) providing and executing customary documents as may be reasonably requested by Parent, including a customary solvency certificate by the executive financial officer of the Company at Closing. Parent shall, promptly upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs incurred by the Company, its Subsidiaries and their Representatives in connection with such cooperation.
     5.7. Publicity. Except with respect to any Adverse Recommendation Change or any action taken pursuant to, and in accordance with, Section 5.2 or Article VII, so long as this Agreement is in effect, the parties will, to the maximum extent practicable, consult with each other before issuing any press release or other public announcement or releasing or using any document or taking any action that would require a filing obligation under Rule 14a-6(b) or Rule 14a-12(b) of the Exchange Act, in each case, pertaining to the Merger, the Financing or this

Agreement. The parties have agreed that the Company may issue the press release attached hereto as Exhibit A promptly following the execution and delivery of this Agreement.
     5.8. Consents and Approvals; Antitakeover Laws.
     (a) Parent, Acquisition and the Company shall cooperate with one another in (i) determining whether any action by or in respect of, or filing with, any Governmental Entity is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any contracts, agreements, commitments, leases, licenses, arrangements, instruments or obligations, in connection with the consummation of the transactions contemplated hereby and (ii) seeking timely to obtain any such actions, consents, approvals or waivers. Without limiting the generality of the foregoing, each of the parties hereto shall file or cause to be filed with the FTC and the Antitrust Division any notification required to be filed by it or its “ultimate parent” company under the HSR Act and the rules and regulations promulgated thereunder with respect to the transactions contemplated by this Agreement. Such parties will use their reasonable best efforts to make such filings promptly (but in any event, with respect to the filing with the FTC and the Antitrust Division, no later than 15 business days after the date hereof) and to respond on a timely basis to any requests for additional information made by either of such agencies. Each of the parties hereto agrees to furnish the other with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between it and its affiliates and their respective Representatives, on the one hand, and the FTC, the Antitrust Division or any other Governmental Entity or members or their respective staffs, on the other hand, with respect to the Merger. Without limiting the foregoing, the parties shall request and use reasonable best efforts to obtain early termination of the waiting period provided for in the HSR Act.
     (b) Each party hereto shall cooperate and use its reasonable best efforts to promptly prepare and file all necessary documentation to effect all necessary applications, notices, petitions, filings and other documents, and use its reasonable best efforts to obtain (and will cooperate with each other in obtaining) any consent, acquiescence, authorization, order or approval of, or any exemption or nonopposition by, any Governmental Entity or any third parties required to be obtained or made by Parent, Acquisition or the Company or any of their respective affiliates in connection with the Merger or the taking of any other action contemplated by this Agreement.
     (c) Each party hereto agrees to furnish the other with such necessary information and reasonable assistance as such other party and its affiliates may reasonably request in connection with their preparation of necessary filings, registrations or submissions of information to any Governmental Entities, including any filings necessary under the provisions of the HSR Act.
     (d) In furtherance and not in limitation of the covenants of the parties contained above in this Section 5.8, if any objections are asserted with respect to the transactions contemplated hereby under any Law or if any suit is instituted (or threatened to be instituted) by the FTC, the Antitrust Division or any other applicable Governmental Entity or any private party challenging any of the transactions contemplated hereby as violative of any Law or which would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated hereby, each of Parent, Acquisition and the Company shall use its reasonable best efforts to resolve any such objections or suits so as to permit consummation of the transactions contemplated by this Agreement, including in order to resolve such objections or suits which, in any case if not resolved, would reasonably be expected to prevent, materially impede or materially delay the consummation of the Merger or the other transactions contemplated hereby; provided, however, that, notwithstanding anything in this Agreement to the contrary, the parties hereto understand and agree that the reasonable best efforts of any party hereto shall not be deemed to include and no party shall be required to, and the Company may not (without the prior written consent of Parent) (i) enter into any settlement, undertaking, consent decree, stipulation or agreement with any Governmental Entity in connection with any challenges described above or (ii) (A) divest or otherwise hold separate at the request of any Governmental Entity (including by establishing a trust or otherwise), or (B) take any other material action (or otherwise agree to do any of the foregoing), in each case, with respect to any of its or the Surviving Corporation’s Subsidiaries or any of their respective affiliates’ businesses, assets or properties in resolution of such challenges.
     (e) Without limiting the foregoing, the Company and its Board of Directors shall (i) use their reasonable best efforts to take all action necessary or otherwise reasonably requested by Parent or Acquisition to exempt the Merger from the provisions of any applicable takeover, business combination, control share acquisition or similar Law and (ii) if any takeover, business combination, control share acquisition or similar Law becomes applicable to this Agreement or the Merger, use their reasonable best efforts to take all action necessary to ensure that the Merger may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger.
     5.9. Notification of Certain Matters. From and after the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, each party shall give prompt oral and written notice to each other party of (a) any written notice or other written communication, or other notice or communication of which the Company’s officers identified on Section 9.5 of the Company Disclosure Schedule have knowledge, in each case, from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated hereby, (b) any notice or communication from any Governmental Entity in connection with the transactions contemplated hereby, or (c) knowledge of any actions, suits, claims, investigations or proceedings commenced or threatened against the Company or any of its Subsidiaries or Parent and any of its Subsidiaries, as the case may be, that, if pending on the date of this Agreement, would have been required to have been disclosed under this Agreement or that relate to the consummation of the transactions contemplated by this Agreement. The Company shall provide prompt oral and written notice to Parent in the event the Company becomes aware of any intentional breach of the material terms of Sections 5.2 by any of the directors of the Company, the Company’s chairman, chief executive officer or chief financial officer, or by the Company’s senior banking advisors at Bear Stearns. The delivery of any notice pursuant to this Section 5.9 is for informational purposes and shall not limit or otherwise affect the remedies available hereunder to any party or parties receiving such notice.

     5.10. Preparation of the Proxy Statement; Special Meeting.
     (a) As soon as reasonably practicable following the date of this Agreement, the Company shall prepare in accordance with the provisions of the Exchange Act and file with the SEC the Proxy Statement, and the parties hereto shall prepare in accordance with the provisions of the Exchange Act and file with the SEC the Schedule 13E-3. The parties will cooperate with each other in connection with the preparation of the Proxy Statement and the Schedule 13E-3. The Company will use its reasonable best efforts to have the Proxy Statement cleared by the SEC and mailed to its stockholders as promptly as reasonably practicable after such filing, and the parties hereto will use their reasonable best efforts to have the Schedule 13E-3 cleared by the SEC as promptly as practicable after such filing. The Company will as promptly as reasonably practicable notify Parent of (i) the receipt of any oral or written comments from the SEC and (ii) any request by the SEC for any amendment to the Proxy Statement or the Schedule 13E-3 or for additional information. The parties hereto shall provide each other with reasonable opportunity to review and comment on drafts of the Proxy Statement (including each amendment or supplement thereto) and the Schedule 13E-3 (including each amendment or supplement thereto) and all responses to requests for additional information by and replies to comments of the SEC, prior to filing such with or sending such to the SEC, and the parties hereto will provide each other with copies of all such filings made and correspondence with the SEC. If at any time prior to the Effective Time, any information should be discovered by any party hereto which should be set forth in an amendment or supplement to the Proxy Statement or the Schedule 13E-3 so that the Proxy Statement or the Schedule 13E-3 would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and, to the extent required by applicable Law, the parties will cooperate with each other in connection with the preparation of an appropriate amendment or supplement describing such information, which amendment or supplement will be promptly filed by the Company with the SEC and disseminated by the Company to the stockholders of the Company.
     (b) Subject to the terms and conditions of this Agreement (including the provisions of Section 5.2), the Company shall, acting through its Board of Directors and in accordance with applicable Law and the Certificate of Incorporation and Bylaws of the Company, duly call, give notice of, convene and hold a special meeting of its stockholders (the “Special Meeting”) as promptly as reasonably practicable after the date hereof for the purpose of considering and taking action upon this Agreement and the Merger and, subject to Section 5.2(d), shall use its reasonable best efforts to obtain the Company Stockholder Approval; provided that the Company shall not be required to call or give notice of the Special Meeting prior to the No-Shop Period Start Date.

ARTICLE VI
CONDITIONS PRECEDENT
     6.1. Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction or waiver, where permitted by applicable Law, by each party hereto prior to the Effective Time of the following conditions:
     (a) This Agreement shall have been adopted at the Special Meeting (or an adjournment or postponement thereof) by the Required Vote.
     (b) Any applicable waiting periods (including any extensions thereof) under the HSR Act shall have expired or been terminated.
     (c) No Order or Law shall be in effect that prohibits or restrains the consummation of the Merger.
     (d) The state notices, applications, approvals, consents or determination letters set forth on Section 6.1(d) of the Company Disclosure Schedule (the “Required Consents”) contemplated in connection with the change of control of any ambulatory surgical center or hospital of the Company, any Subsidiary or any Joint Venture shall have been made or obtained as contemplated by such schedule except to the extent that such ambulatory surgery centers or hospitals for which such state notices, applications, approvals, consents or determination letters have not been made or obtained represent less than 4.5% of the aggregate three-month EBITDA (less minority interest expense) for all such facilities calculated in accordance with the schedule provided to Parent and Acquisition.
Notwithstanding the foregoing, if the conditions set forth in this Section 6.1 and Section 6.2 have been satisfied but all of the Required Consents have not been made or obtained, then Parent may elect by written notice (the “Extension Notice”) delivered on or 2 business days after such date, not to consummate the Closing until the earlier of (x) 5 business days after the date that all of the Required Consents have been obtained or made, (y) the sixtieth day following delivery of the Extension Notice and (z) 5 business days prior to the Termination Date (such earlier date, the “Required Consent Closing Date”).
     6.2. Conditions to the Obligation of Parent and Acquisition to Effect the Merger. The obligation of Parent and Acquisition to effect the Merger is further subject to the following conditions, any or all of which may be waived, in whole or in part by Parent and Acquisition, on or prior to the Effective Time, to the extent permitted by applicable Law:
     (i) Each of the representations and warranties of the Company set forth in this Agreement shall be true and correct as of the Closing Date as though made on and as of the Closing Date (provided that (x) to the extent any such representation or warranty speaks as of a specified date, it need only be true and correct as of such specified date, and (y) any representation or warranty of the

Company contained herein that is subject to a materiality, Company Material Adverse Effect, knowledge or similar qualification shall not be qualified for purposes of this clause (without affecting Section 3.01(k)), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect,
     (ii) the Company shall have performed in all material respects the material obligations required to be performed by it under this Agreement on or prior to the Closing Date, and
     (iii) Parent shall have received a certificate signed by the chief executive officer of the Company to the foregoing effects.
     6.3. Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger is further subject to the following conditions, any or all of which may be waived, in whole or in part by the Company, on or prior to the Effective Time, to the extent permitted by applicable Law:
     (i) Each of the representations and warranties of the Parent and Acquisition set forth in this Agreement shall be true and correct as of the Closing Date as though made on and as of the Closing Date (provided that (x) to the extent any such representation or warranty speaks as of a specified date, it need only be true and correct as of such specified date and (y) any representation or warranty of the Parent and Acquisition contained herein that is subject to a materiality, Parent Material Adverse Effect, knowledge or similar qualification shall not be qualified for purposes of this clause) except where the failure of such representations and warranties to be so true and correct would not have, individually or in the aggregate, a Parent Material Adverse Effect,
     (ii) Parent and Acquisition shall have performed in all material respects the material obligations required to be performed by them under this Agreement on or prior to the Closing Date, and
     (iii) the Company shall have received a certificate signed by an officer of Parent to the foregoing effect.
ARTICLE VII
TERMINATION AND ABANDONMENT
     7.1. Termination and Abandonment. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after receipt of Company Stockholder Approval:
     (a) by mutual written consent of the Company, Parent and Acquisition;

     (b) by Parent or the Company, if any court of competent jurisdiction or other Governmental Entity shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger, and such Order or other action shall have become final and non-appealable;
     (c) by Parent or the Company, if the Effective Time shall not have occurred on or before 5:00 p.m., Eastern Standard Time, on October 31, 2007 (such date and time, the “Termination Date”); provided, that the right to terminate this Agreement under this Section 7.1(c) shall not be available to any party whose failure to fulfill or breach of any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the Termination Date;
     (d) by Parent, if (i) any of the representations and warranties of the Company contained in this Agreement shall fail to be true and correct such that the condition set forth in Section 6.2. (i) would not be satisfied, or (ii) the Company shall have breached or failed to comply with any of its obligations under this Agreement such that the condition set forth in Section 6.2. (i) would not be satisfied (in either case, other than as a result of a breach by Parent or Acquisition of any of their respective obligations under this Agreement that would cause the conditions set forth in Section 6.2. to not be satisfied) and such failure or breach with respect to any such representation, warranty or obligation cannot be cured or, if curable, shall continue unremedied for a period of twenty days after the Company has received written notice from Parent of the occurrence of such failure or breach (provided that in no event shall such twenty-day period extend beyond the second day preceding the Termination Date);
     (e) by the Company, if (i) any of the representations and warranties of Parent and Acquisition contained in this Agreement shall fail to be true and correct such that the condition set forth in Section 6.3(i) would not be satisfied, or (ii) Parent or Acquisition shall have breached or failed to comply with any of their respective obligations under this Agreement such that the condition set forth in Section 6.3(ii) would not be satisfied (in either case, other than as a result of a breach by the Company of any of its obligations under this Agreement that would cause the conditions set forth in Section 6.3 to not be satisfied) and such failure or breach with respect to any such representation, warranty or obligation cannot be cured or, if curable, shall continue unremedied for a period of twenty days after Parent has received written notice from the Company of the occurrence of such failure or breach (provided that in no event shall such twenty-day period extend beyond the earlier of (x) the second day preceding the Termination Date and (y) in the case of a breach in connection with obtaining proceeds pursuant to the Financing or using such proceeds as contemplated hereunder, the final day of the Marketing Period);
     (f) by Parent, if (i) the Board of Directors or any committee thereof shall have made an Adverse Recommendation Change, (ii) the Board of Directors of the Company shall have failed to include a recommendation in the Proxy Statement that the Company’s stockholders approve the Merger or (iii) there shall have occurred an intentional breach of any material term of Section 5.2 by any of the directors of the Company, the Company’s chairman, chief executive officer or chief financial officer or by the Company’s senior banking advisors at Bear Stearns, and, in the case of this clause (iii), the Parent terminates this Agreement within 10 days of such action;
     (g) by the Company, in accordance with the terms of Sections 5.2(e) and 5.3;
     (h) by Parent or the Company, if the Special Meeting is held and the Company fails to obtain Company Stockholder Approval at the Special Meeting (or any reconvened meeting after any adjournment or postponement thereof); or
     (i) by the Company, if all of the conditions set forth in Sections 6.1 and 6.2 (other than the condition in Section 6.2(iii)) have been satisfied and Parent has failed to consummate the Merger no later than 10 calendar days after the end of the Marketing Period (or, in the event the Extension Notice has been delivered to the Company, no later than the Required Consent Closing Date).
Any party desiring to terminate this Agreement pursuant to the terms hereof shall give written notice of such termination to the other parties.
     7.2. Effect of Termination. In the event of any termination of this Agreement by any party hereto as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no further liability or obligation hereunder on the part of any party hereto or their respective affiliates, officers, directors or stockholders, except that (a) the last sentence of Section 5.1, Section 5.3, this Section 7.2 and Article VIII shall survive such termination (as well as the Guarantee referred to herein) and (b) no such termination shall relieve any party from liability for a material and willful breach of any provision hereof.
ARTICLE VIII
DEFINITIONS
     8.1. Definitions.
     For purposes of this Agreement the following terms have the respective meanings set forth below.
     “Acceptable Confidentiality Agreement” shall mean a confidentiality agreement that contains provisions which are no less favorable to the Company in any material respect than those contained in the Confidentiality Agreement.
     “Acquisition” shall have the meaning set forth in the Preamble.
     “Acquisition Common Stock” shall have the meaning set forth in Section 2.1 hereof.
     “Additional Payment Event” means the termination of this Agreement pursuant to Section 7.1(h) but only if (i) prior to the Special Meeting a Company Acquisition Proposal shall have been made and publicly disclosed and (ii) within 12 months following the date of such termination the Company merges with or into, or is acquired, directly or indirectly, by merger, tender offer or otherwise by, a third party as a result of which the Company Common Stock is converted into the right to receive cash or securities of a third party.
     “Additional Payment Fee” means, (i) if the Additional Payment Event results in the stockholders of the Company receiving proceeds in the form of cash or securities of a third party (or a combination thereof) having a value at the time of the Special Meeting in excess of $22.35 per share of Company Common Stock, an amount equal to $12,500,000 minus the amount of Parent Expenses and (ii) if the Additional Payment Event results in the stockholders of the Company receiving proceeds in the form of cash or securities of a third party (or a combination thereof) having a value at the time of the Special Meeting of $22.35 or less per share of Company Common Stock, an amount equal to $5,000,000 minus the amount of Parent Expenses.
     “Adverse Recommendation Change” shall have the meaning set forth in Section 5.2(d) hereof.
     “Agreement” shall have the meaning set forth in the Preamble.
     “Antitrust Division” shall mean the Antitrust Division of the Department of Justice.
     “Capitalization Date” shall have the meaning set forth in Section 3.1(b)(i) hereof.
     “Certificate” shall have the meaning set forth in Section 2.1(e) hereof.
     “Certificate of Merger” shall have the meaning set forth in Section 1.3 hereof.
     “Closing” shall have the meaning set forth in Section 1.2 hereof.
     “Closing Date” shall have the meaning set forth in Section 1.2 hereof.
     “Code” shall have the meaning set forth in Section 2.2(g) hereof.
     “Company” shall have the meaning set forth in the Preamble.
     “Company Acquisition Proposal” shall mean any inquiry, proposal or offer from any Person or group of Persons relating to any direct or indirect acquisition or purchase of a business or assets that constitutes 15% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, or 15% or more of the Company Common Stock, any tender offer or exchange offer or other transaction that if consummated would result in any Person or group of Persons beneficially owning 15% or more of the outstanding Company Common Stock, or any merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company (or any Subsidiary or Subsidiaries of the Company whose business constitutes 15% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole), other than the transactions contemplated by this Agreement.

     “Company Common Stock” shall have the meaning set forth in Section 2.1 hereof.
     “Company Disclosure Schedule” shall have the meaning set forth in Section 3.1. hereof.
     “Company Employees” shall have the meaning set forth in Section 3.1(j)(i) hereof.
     “Company ESPP” shall have the meaning set forth in Section 4.5. hereof.
     “Company Litigation” shall have the meaning set forth in Section 3.1(h) hereof.
     “Company Material Adverse Effect” shall mean any Effect that would have a material adverse effect on the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, other than any Effect resulting from (1) any Effect affecting the United States economy generally, (2) changes in GAAP or proposed changes in Law, (3) the announcement of this Agreement or the pendency or consummation of the Merger and/or the other transactions contemplated hereby (but only to the extent that such Effect has been proximately caused by such announcement or consummation), including any legal proceedings made or brought by any current or former stockholders of the Company or any termination of, reduction in or similar negative impact on relationships, contractual or otherwise, with any customers, suppliers, distributors, partners or employees of the Company and its Subsidiaries, (4) the identity of Parent or any of its affiliates as the acquirer of the Company, (5) compliance with the terms of, or the taking of any action required by, this Agreement or consented to by Parent or Acquisition, (6) changes in the price or trading volume of the Company Common Stock or any failure to meet internal or published projections, forecasts or revenue or earning predictions for any period (provided that, in each case, the underlying causes of such changes in price or volume or such failure nonetheless shall be considered in determining whether there is a Company Material Adverse Effect), or (7) any outbreak or escalation of hostilities, any occurrence or threat of acts commonly referred to as terrorist attacks or any armed hostilities associated therewith or any escalation thereof, unless, in the case of each of clauses (1) and (7) above, such Effects have a materially disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to other comparable participants in the industry in which the Company and its Subsidiaries operate.
     “Company Owned Intellectual Property” shall mean all Intellectual Property that is owned by the Company or one of its Subsidiaries, including any registrations thereof and pending applications therefor.
     “Company Permit” shall have the meaning set forth in Section 3.1(g) hereof.
     “Company Plan” shall have the meaning set forth in Section 3.1(j)(i) hereof.
     “Company SEC Documents” shall have the meaning set forth in Section 3.1(d)(i) hereof.

     “Company Stock Options” shall have the meaning set forth in Section 2.3(a) hereof.
     “Company Stockholder Approval” shall have the meaning set forth in Section 3.1(c)(i) hereof.
     “Confidentiality Agreement” shall have the meaning set forth in Section 5.1. hereof.
     “Contract” shall have the meaning set forth in Section 3.1(p) hereof.
     “Credit Agreement” shall mean the Amended and Restated Credit Agreement, dated as of March 21, 2005, as amended by the First Amendment to the Amended and Restated Credit Agreement, dated April 4, 2006, among the Company, the Subsidiaries of the Company named therein, Bank of America, N.A., Credit Suisse First Boston, Keybank National Association, and the other lenders party thereto, as the same has been amended or modified.
     “Current Premium” shall have the meaning set forth in Section 5.5(c) hereof.
     “DGCL” shall have the meaning set forth in the Recitals.
     “Debt Commitment Letter” shall have the meaning set forth in Section 3.2(g) hereof.
     “Debt Financing” shall have the meaning set forth in Section 3.2(g) hereof.
     “Disclosed Conditions” shall have the meaning set forth in Section 3.2(g) hereof.
     “Dissenting Shares” shall have the meaning set forth in Section 2.1(d) hereof.
     “D&O Insurance” shall have the meaning set forth in Section 5.5(c) hereof.
     “Effect” shall mean any fact, circumstance, event, change, effect or occurrence.
     “Effective Time” shall have the meaning set forth in Section 1.3 hereof.
     “Environmental Laws” means any federal, state or local Law, treaty, judicial decision, judgment, order, decree, injunction, permit or governmental requirement relating to human health and safety, the environment, including the regulation of pollutants, contaminants, wastes or chemicals or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substances, wastes or materials.
     “Equity Commitment Letter” shall have the meaning set forth in Section 3.1. (g) hereof.
     “Equity Financing” shall have the meaning set forth in Section 3.2(g) hereof.
     “ERISA” shall have the meaning set forth in Section 3.1(j)(i) hereof.

     “ERISA Affiliate” shall have the meaning set forth in Section 3.1(j)(iii) hereof.
     “Exchange Act” shall mean the Securities Exchange Act of 1934, and the rules and regulations of the SEC promulgated thereunder.
     “Excluded Party” shall have the meaning set forth in Section 5.2(b) hereof.
     “Excluded Shares” shall have the meaning set forth in Section 2.1(b) hereof.
     “Financial Advisor” shall mean Bear, Stearns & Co., Inc.
     “Financing” shall have the meaning set forth in Section 3.2(g) hereof.
     “Financing Letters” shall have the meaning set forth in Section 3.2(g) hereof.
     “FTC” shall mean the Federal Trade Commission.
     “GAAP” shall mean United States generally accepted accounting principles.
     “Governmental Entity” shall mean any court, tribunal, judicial body, arbitrator, stock exchange, administrative or regulatory agency, self-regulatory organization, body or commission or other governmental or quasi-governmental authority or instrumentality, whether local, state or federal, domestic or foreign.
     “Guarantee” shall have the meaning set forth in the Recitals.
     “Guarantor” shall have the meaning set forth in the Recitals.
     “Hazardous Substances” means (i) any pollutant, contaminant, waste or chemical, (ii) any toxic, radioactive, infectious, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material, or (iii) any substance, waste or material having any constituent elements displaying any of the foregoing characteristics, including biological waste, asbestos-containing materials, mold, petroleum, its derivatives, by-products and other hydrocarbons regulated under any Environmental Law.
     “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976.
     “Indemnitees” shall have the meaning set forth in Section 5.5(a) hereof.
     “Intellectual Property” shall mean all patents, copyrights, trade secrets, trademarks, trade names, service marks, brand names, trade dress, domain names, urls, and all other proprietary intellectual property rights of any kind or nature, in any form, throughout the world, including all goodwill associated with any of the foregoing..
     “Joint Ventures” shall mean the entities set forth in Schedule 8.1(a) hereof.
     “Law” shall mean any statute, law (including common law), ordinance, rule or regulation of a Governmental Entity.

     “Leased Real Property” shall have the meaning set forth in Section 3.1. (w) (ii) hereof.
     “Licensed Intellectual Property” shall mean all Intellectual Property owned by a third party and licensed or sublicensed to either the Company or any Subsidiary.
     “Liens” shall have the meaning set forth in Section 3.1(b)(iii) hereof.
     “Marketing Period” shall have the meaning set forth in Section 5.6. (b) hereof.
     “Material Contract” shall have the meaning set forth in Section 3.1. (p) (v) hereof.
     “Meeting Date” shall have the meaning set forth in Section 3.1(e) hereof.
     “Merger” shall have the meaning set forth in the Recitals.
     “Merger Consideration” shall have the meaning set forth in Section 2.1(c) hereof.
     “Merger Fund” shall have the meaning set forth in Section 2.2(a) hereof.
     “New Financing Letters” shall have the meaning set forth in Section 5.6(b) hereof.
     “No-Shop Period Start Date” shall have the meaning set forth in Section 5.2(a) hereof.
     “Notice Period” shall have the meaning set forth in Section 5.2(e) hereof.
     “Order” shall mean any writ, judgment, decree, temporary restraining order, temporary or permanent injunction, stay, ruling or order of any Governmental Entity.
     “Owned Real Property” shall have the meaning set forth in Section 3.1. (w) (i) hereof.
     “Parent” shall have the meaning set forth in the Preamble.
     “Parent Expenses” shall have the meaning set forth in Section 5.3(c) hereof.
     “Parent Material Adverse Effect” shall have the meaning set forth in Section 3.2(b)(ii) hereof.
     “Paying Agent” shall have the meaning set forth in Section 2.2(a) hereof.
     “Permitted Alternative Agreement” shall have the meaning set forth in Section 5.2(e) hereof.
     “Permitted Liens” shall mean (i) Liens for Taxes not yet due and payable or that are being contested in good faith and by appropriate proceedings (for which adequate accruals or reserves have been established on the Company’s books) in accordance with GAAP); (ii) mechanics, carriers’, workmen’s, repairmen’s, materialmen’s or other Liens or security interests that are being contested in good faith and by appropriate proceedings (for which adequate accruals or reserves have been established on the Company’s books in accordance with GAAP); (iii) pledges or deposits to secure obligations under workers’ compensation Laws or similar legislation or to secure public or statutory obligations; (iv) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business; (v) easements, covenants and rights of way (unrecorded and of record) and other similar restrictions of record, and zoning, building and other similar restrictions, in each case that do not materially detract from the value or materially adversely affect any present use of the applicable property owned, leased, used or held for use by the Company or any of its Subsidiaries or Joint Ventures; and; (vi) any Liens granted as collateral for the obligations under the Credit Agreement; and (vii) any other Liens that do not materially detract from the value or materially interfere with any present use or benefit to the owner of the assets or properties subject to such Liens.
     “Person” shall mean any natural person, firm, partnership, limited liability company, joint venture, business trust, trust, association, corporation, company, unincorporated entity or other entity.
     “Preferred Stock” shall have the meaning set forth in Section 3.1(b)(i) hereof.
     “Proxy Statement” shall have the meaning set forth in Section 3.1(c)(iii) hereof.
     “Representatives” shall have the meaning set forth in Section 5.2(a) hereof.
     “Required Information” shall have the meaning set forth in Section 5.6. (c) hereof.
     “Required Vote” shall have the meaning set forth in Section 3.1(c)(i) hereof.
     “Restricted Shares” shall have the meaning set forth in Section 2.3(b) hereof.
     “Rights” shall have the meaning set forth in Section 3.1(b)(i) hereof.
     “Rights Agreement” shall have the meaning set forth in Section 3.1(b)(i) hereof.
     “Schedule 13E-3” shall have the meaning set forth in Section 3.1(c)(iii) hereof.
     “Securities Act” shall mean the Securities Act of 1933, and the rules and regulations of the SEC promulgated thereunder.
     “Series A Junior Preferred Stock” shall have the meaning set forth in Section 3.1(b)(i) hereof.
     “Special Committee” shall have the meaning set forth in the Recitals.

     “Special Meeting” shall have the meaning set forth in Section 5.10. (b) hereof.
     “Stock Plans” shall have the meaning set forth in Section 2.3(a) hereof.
     “Subsidiary” shall mean, with respect to any party, any Person (A) of which such party or any other Subsidiary of such party is a general partner, (B) of which voting power to elect a majority of the board of directors or others performing similar functions with respect to such Person is held directly or indirectly by such party or (C) of which more than 50% of the equity interests (or economic equivalent) of such Person are, directly or indirectly, owned or controlled by such party.
     “Superior Proposal” shall mean any bona fide, written Company Acquisition Proposal that the Board of Directors of the Company or the Special Committee in good faith determines by a majority vote (based on such matters as it deems relevant, including the advice of its independent financial advisor and outside counsel, and after taking into account all legal, financial (including any break-up fees, expense reimbursement provisions, and any financing terms of any such proposal), regulatory or other aspects of such proposal, including the likelihood of completion and proposed conditions to Closing), would, if consummated, result in a transaction that is more favorable to the stockholders of the Company, from a financial point of view, than the transactions contemplated hereby; provided that for purposes of the definition of “Superior Proposal”, the references to “15% or more” in the definition of Company Acquisition Proposal shall be deemed to be references to “a majority”.
     “Surviving Corporation” shall have the meaning set forth in Section 1.1 hereof.
     “Taxes” shall have the meaning set forth in Section 3.1(i) hereof.
     “Tax Returns” shall have the meaning set forth in Section 3.1(i) hereof.
     “Termination Date” shall have the meaning set forth in Section 7.1(c) hereof.
     “Termination Fee” shall mean (i) $5,000,000, in the event that the Agreement is terminated by (A) the Company pursuant to Section 7.1(g) in order to enter into a Permitted Alternative Agreement with an Excluded Party or (B) Parent pursuant to Section 7.1(f) in a circumstance in which the event giving rise to the right of termination is based on an Adverse Recommendation Change having occurred in response to a Company Acquisition Proposal by an Excluded Party and (ii) $12,500,000 in the case of termination for any other reason under Section 7.1(g) or 7.1(f).
     “Violation” shall have the meaning set forth in Section 3.1(c)(ii) hereof.
     “WARN” shall have the meaning set forth in Section 3.1. (v) (iii) hereof.

ARTICLE IX
MISCELLANEOUS
     9.1. Survival of Representations, Warranties, Covenants and Agreements. None of the representations, warranties, covenants and agreements contained in this Agreement or in any certificate or other instrument delivered pursuant to this Agreement shall survive the Effective Time except for covenants and agreements that contemplate performance after the Effective Time (which covenants and agreements shall survive in accordance with their terms), and then only to such extent.
     9.2. No Other Representations and Warranties. Except for the representations and warranties contained in this Agreement, each of Parent and Acquisition acknowledges that neither the Company nor any other person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company or its Subsidiaries or with respect to any other information provided to Parent or Acquisition in connection with the transactions contemplated hereunder. Neither the Company nor any other Person will have or be subject to any liability or indemnification obligation to Parent, Acquisition or any other Person resulting from the distribution to Parent or Acquisition, or Parent’s or Acquisition’s use of, any such information, including any information, documents, projections, forecasts or other material made available to Parent or Acquisition (or Parent or Acquisition have otherwise had access to) in certain “data rooms” or management presentations in expectation of the transactions contemplated by this Agreement or otherwise, unless any such information is expressly included in a representation or warranty contained in this Agreement.
     9.3. Specific Performance. The parties hereto acknowledge and agree that any breach or threatened breach of the terms of this Agreement would give rise to irreparable harm for which money damages would not be an adequate remedy and accordingly the parties agree that, in addition to any other remedies, each party shall be entitled to enforce the terms of this Agreement by a decree of specific performance without the necessity of proving the inadequacy of money damages as a remedy.
     9.4. Notices. Any notice or communication required or permitted hereunder shall be in writing and shall be delivered personally, delivered by nationally recognized overnight courier service, sent by certified or registered mail, postage prepaid, or sent by facsimile (subject to electronic confirmation of such facsimile transmission and the sending (on the date of such facsimile transmission) of a confirmation copy of such facsimile by nationally recognized overnight courier service or by certified or registered mail, postage prepaid). Any such notice or communication shall be deemed to have been given (i) when delivered, if personally delivered, (ii) one business day after it is deposited with a nationally recognized overnight courier service, if sent by nationally recognized overnight courier service, or (iii) the day of sending, if sent by facsimile prior to 5:00 p.m. (EDT) on any business day or the next succeeding business day if sent by facsimile after 5:00 p.m. (EDT) on any business day or on any day other than a business day (subject to a confirmation of receipt), in each case, to the following address or facsimile number, or to such other address or addresses or facsimile number or numbers as such party may subsequently designate to the other parties by notice given hereunder:

if to Parent or Acquisition, to it:
Symbol Acquisition, L.L.C.
c/o Crestview Capital Partners, L.P.
667 Madison Avenue
New York, New York 10021
Attn: Thomas S. Murphy, Jr.
Facsimile: (212) 906-0750
with a copy to:
Davis Polk & Wardwell
450 Lexington Avenue
New York, New York 10017
Attn: John D. Amorosi, Esq.
Facsimile: (212) 450-3010
if to the Company, to:
Symbion, Inc.
40 Burton Hills Boulevard, Suite 500
Nashville, Tennessee 37215
Attn: Richard E. Francis
Facsimile: (615) 234-5999
with a copies to:
Akin Gump Strauss Hauer & Feld LLP
590 Madison Avenue
New York, New York 10022
Attn: Patrick Dooley, Esq.
          David D’Urso, Esq.
Facsimile: (212) 872-1002
and
Waller Lansden Dortch & Davis LLP
511 Union Street, Suite 2700
Nashville, Tennessee 37219
Attn: J. Reginald Hill, Esq.
          Donald R. Moody, Esq.
Facsimile: (615) 244-6804

     9.5. Interpretation. As used herein, the words “hereof”, “herein”, “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and the words “Article” and “Section” are references to the articles and sections of this Agreement unless otherwise specified. Whenever the words “include”, “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation”. Unless otherwise provided herein, each accounting term used in this Agreement has the meaning given to it in accordance with GAAP. As used in this Agreement, the term “affiliate” shall have the meaning set forth in Rule 12b-2 promulgated under the Exchange Act. When used herein, the phrase “to the Company’s knowledge” means the actual knowledge of the persons set forth in Section 9.5 of the Company Disclosure Schedule, and the phrase “to the knowledge of” when made with respect to a Person other than the Company means the actual knowledge of the officers and directors of such Person and such Person’s Subsidiaries and other individuals who have similar powers and duties as the officers of such Persons. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. Any agreement or statute referred to herein means such agreement or statute as from time to time amended, qualified or supplemented, including, in the case of statutes, by succession of comparable successor statutes. References to the Securities Act and to the Exchange Act are also references to the rules and regulations of the SEC promulgated thereunder. References to a Person are also to its successors and permitted assigns. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.
     9.6. Counterparts. This Agreement may be executed in two or more counterparts (and may be delivered by facsimile), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
     9.7. Entire Agreement; No Third Party Beneficiaries. This Agreement, including the schedules and exhibits hereto, together with the confidentiality and nondisclosure provisions of the Confidentiality Agreement and the Guarantee, constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof (other than the confidentiality and nondisclosure provisions of the Confidentiality Agreement which shall survive the execution and delivery of this Agreement). This Agreement shall be binding upon and inure to the benefit of each party hereto and to their respective successors and permitted assigns. Except as provided in Section 5.5 nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any other right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
     9.8. Amendment. This Agreement may be amended, modified or supplemented, only by written agreement of Parent, Acquisition and the Company at any time prior to the Effective Time with respect to any of the terms contained herein; provided that after Company Stockholder Approval is obtained, no term or condition contained in this Agreement shall be amended or modified in any manner that by Law requires further approval by the stockholders of the Company without so obtaining such further stockholder approval; and provided further, that on and after the Effective Time, Section 5.5 may not be amended without the consent of each Indemnitee.
     9.9. Waiver. At any time prior to the Effective Time, either party hereto (for the purposes of this Section 9.9 treating the Company as one party and Parent and Acquisition, together, as another party) may, to the extent legally allowed (a) extend the time for the performance of any of the obligations or other acts required hereby by the other party, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto by the other party and (c) waive compliance with any of the agreements or conditions contained herein by the other party. Any agreement on the part of either party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed by such party. No failure or delay by either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.
     9.10. Governing Law. This Agreement, and all claims arising hereunder or relating hereto or to the negotiation or performance hereof, shall be governed and construed and enforced in accordance with the Laws of the State of New York, without giving effect to the principles of conflicts of Law thereof that would cause the Law of any other jurisdiction to be applied.
     9.11. Submission to Jurisdiction. In any proceeding, between any of the parties hereto arising out of and relating to this Agreement, each of the parties hereto irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction and venue of the Delaware Court of Chancery or, in the event (but only in the event) such court does not have complete subject matter jurisdiction, any other court of the State of Delaware or the United States District Court for the District of Delaware. Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding between the parties arising out of or relating to this Agreement in the Delaware Court of Chancery or, if such court does not have complete subject matter jurisdiction, any other state court of the State of Delaware or the United States District Court for the District of Delaware. Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.4 in connection with such action between the parties. Nothing in this Section 9.11 shall affect the right of any party to this Agreement to serve process in any other manner permitted by Law.
     9.12. WAIVER OF TRIAL BY JURY. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF

ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK OR ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.12.
     9.13. Assignment. No party hereto shall assign or otherwise transfer this Agreement or any of its rights, interests or obligations hereunder (whether by operation of Law or otherwise) without the prior written consent of the other parties hereto, except that any party may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to (i) one or more of their affiliates at any time and (ii) after the Effective Time, to any Person; provided that such transfer or assignment (x) shall not relieve such party of its obligations hereunder or enlarge, alter or change any obligation of any other party hereto or due to such party and (y) such assignment shall not inhibit or delay the Closing. Any attempted assignment or transfer in violation of the foregoing shall be null and void.
     9.14. Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction, by final judgment no longer subject to review, to be invalid, illegal or incapable of being enforced, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as neither the economic nor legal substance of the transactions contemplated herein is affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner.
     9.15. Certain Other Matters.
     Notwithstanding the lead-in to Article III hereof, in no event (a) shall any information solely contained in any section of any Company SEC Document filed prior to the date hereof entitled “Risk Factors” or “Forward-Looking Statements” (without additional disclosure otherwise set forth in the Company Disclosure Schedule) be deemed to be an exception to (or, as applicable, a disclosure for purposes of) any representation(s) and warranty(ies) of the Company that is contained in this Agreement and (b) shall any other information contained in any section of any Company SEC Document filed prior to the date hereof be deemed to be an exception to (or, as applicable, a disclosure for purposes of) and representation(s) and warranty(ies) of the Company that is contained in this Agreement, except for factual statements included in the Company SEC Documents (excluding subjective opinions or judgments of management).
[THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be executed and delivered by their respective officers thereunto duly authorized as of the date first above written.

THE COMPANY: SYMBION, INC.
By:	/s/ Richard E. Francis, Jr.
Richard E. Francis, Jr.
Chairman of the Board and Chief Executive Officer

PARENT: SYMBOL ACQUISITION, L.L.C.
By:	/s/ Thomas S. Murphy, Jr.
	Name:	Thomas S. Murphy, Jr.
	Title:	Vice President

ACQUISITION: SYMBOL MERGER SUB, INC.
By:	/s/ Thomas S. Murphy, Jr.
	Name:	Thomas S. Murphy, Jr.
	Title:	Director

Schedules and Exhibits are omitted in accordance with Item 601(b)(2) of Regulation S-K. Schedules and Exhibits will be provided supplementally by Symbion, Inc. to the Securities and Exchange Commission upon request.
[Signature Page to Merger Agreement]

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